SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Territorial Bancorp Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[Letterhead of Territorial Bancorp Inc.]

April 18, 2011

Dear Fellow Stockholder:

You are cordially invited to attend the 2011 annual meeting of stockholders of Territorial Bancorp Inc. The meeting will be held at 1132 Bishop Street, Suite 611, Honolulu, Hawaii on May 24, 2011 at 8:30 a.m., local time.

The notice of annual meeting and proxy statement appearing on the following pages describe the formal business to be transacted at the meeting. Officers of the Company will be present to respond to appropriate questions of stockholders.

It is important that your shares are represented at this meeting, whether or not you attend the meeting in person and regardless of the number of shares you own. To make sure your shares are represented, we urge you to complete and mail the enclosed proxy card promptly. If you attend the meeting, you may vote in person even if you have previously mailed a proxy card.

We look forward to seeing you at the meeting.

Sincerely,

/s/ Allan S. Kitagawa
Allan S. Kitagawa
Chairman of the Board, President and
Chief Executive Officer

[Territorial Bancorp Inc. Logo]

1132 Bishop Street, Suite 2200

Honolulu, Hawaii 96813

(808) 946-1400

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	8:30 a.m. on May 24, 2011

PLACE	1132 Bishop Street, Suite 611
Honolulu, Hawaii

ITEMS OF BUSINESS	(1) To elect two directors to serve for a term of three years.

(2) To ratify the selection of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2011.

(3) To consider a non-binding proposal to approve our executive compensation as described in the proxy statement.

(4) To consider a non-binding proposal with respect to the frequency that stockholders will vote on our executive compensation.

(5) To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

RECORD DATE	To vote, you must have been a stockholder at the close of business on April 4, 2011.

PROXY VOTING	It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning the proxy card or voting instruction card sent to you. Voting instructions are printed on your proxy or voting instruction card and included in the accompanying proxy statement. You can revoke a proxy at any time before its exercise at the meeting by following the instructions in the proxy statement.

/s/ Vernon Hirata
Vernon Hirata
Corporate Secretary
April 18, 2011

Territorial Bancorp Inc.

Proxy Statement

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Territorial Bancorp Inc. (the “Company” or “Territorial Bancorp”) to be used at the annual meeting of stockholders of the Company. The Company is the holding company for Territorial Savings Bank (the “Bank”). The annual meeting will be held at 1132 Bishop Street, Suite 611, Honolulu, Hawaii on Tuesday, May 24, 2011 at 8:30 a.m., local time. This proxy statement and the enclosed proxy card are being mailed to stockholders of record on or about April 18, 2011.

Voting and Proxy Procedure

Who Can Vote at the Meeting

You are entitled to vote your Company common stock if the records of the Company show that you held your shares as of the close of business on April 4, 2011. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by your broker or other nominee. As the beneficial owner, you have the right to direct your broker how to vote.

As of the close of business on April 4, 2011, there were 12,027,642 shares of Company common stock outstanding. Each share of common stock has one vote. The Company’s Articles of Incorporation provide that, subject to certain exceptions, a record owner of the Company’s common stock for a person who beneficially owns, either directly or indirectly, in excess of 10% of the Company’s outstanding shares, is not entitled to any vote in respect of the shares held in excess of the 10% limit.

Attending the Meeting

If you were a stockholder as of the close of business on April 4, 2011, you may attend the meeting. However, if your shares of Company common stock are held by a broker, bank or other nominee (i.e., in “street name”), you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of Company common stock held in street name in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Vote Required

A majority of the outstanding shares of common stock entitled to vote is required to be represented at the meeting to constitute a quorum for the transaction of business. If you return valid proxy instructions or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for purposes of determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker, bank or other nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

In voting on the election of directors, you may vote in favor of all nominees, withhold votes as to all nominees or withhold votes as to specific nominees. There is no cumulative voting for the election of directors. Directors are elected by a plurality of the votes cast at the annual meeting. This means that the nominees receiving the greatest number of votes will be elected. Votes that are withheld and broker non-votes will have no effect on the outcome of the election.

In voting to ratify the appointment of KPMG LLP, as our independent registered public accounting firm, you may vote in favor of the proposal, against the proposal or abstain from voting. To be approved, this matter requires the affirmative vote of a majority of the votes cast at the annual meeting. Broker non-votes and abstentions will not be counted as votes cast and will have no effect on this proposal.

In voting on the non-binding proposal to approve our executive compensation, you may vote in favor of the proposal, vote against the proposal or abstain from voting. To approve the proposal, the affirmative vote of a majority of the votes cast at the annual meeting is required. While this vote is required by law, it will neither be binding on us or the Board of Directors, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on us or the Board of Directors.

In voting on the non-binding proposal with respect to the frequency that stockholders will vote on our executive compensation, a stockholder may select that stockholders: (i) consider the proposal every “1 YEAR”; (ii) consider the proposal every “2 YEARS”; (iii) consider the proposal every “3 YEARS”; or (iv) “ABSTAIN” from voting on the proposal. Generally, approval of any matter presented to stockholders requires the affirmative vote of a majority of the votes cast. However, because this vote is advisory and non-binding, if none of the frequency options receive a majority of the votes cast, the option receiving the greatest number of votes will be considered the frequency recommended by our stockholders. Even though this vote will neither be binding on us or the Board of Directors, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on us or the Board of Directors, the Board of Directors will take into account the outcome of this vote in making a determination on the frequency that advisory votes on executive compensation will be included in our proxy statements.

Voting by Proxy

The Company’s Board of Directors is sending you this proxy statement to request that you allow your shares of Company common stock to be represented at the annual meeting by the persons named in the enclosed proxy card. All shares of Company common stock represented at the meeting by properly executed and dated proxies will be voted according to the instructions indicated on the proxy card. If you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by the Company’s Board of Directors. The Board of Directors recommends that you:

•	vote for each of the nominees for director;

•	vote for ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm;

•	vote for the approval of our executive compensation as described in this proxy statement; and

The Board of Directors is not making a recommendation as to how stockholders should vote with respect to how often we should conduct the advisory stockholders’ vote on executive compensation.

If any matters not described in this proxy statement are properly presented at the annual meeting, the persons named in the proxy card will use their judgment to determine how to vote your shares. This includes a motion to adjourn or postpone the meeting to solicit additional proxies. The Company does not currently know of any other matters to be presented at the meeting.

You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy, you must either advise the Corporate Secretary of the Company in writing before your common stock has been voted at the annual meeting, deliver a later dated proxy or attend the meeting and vote your shares in person by ballot. Attendance at the annual meeting will not in itself constitute revocation of your proxy.

If your Company common stock is held in street name, you will receive instructions from your broker, bank or other nominee that you must follow to have your shares voted. Your broker, bank or other nominee may allow you to deliver your voting instructions via the telephone or the Internet. Please review the proxy card or instruction form provided by your broker, bank or other nominee that accompanies this proxy statement.

If you have any questions about voting, please contact Senior Vice President and Director of Investor Relations, Walter Ida at (808) 946-1400.

Corporate Governance

General

The Company periodically reviews its corporate governance policies and procedures to ensure that the Company meets the highest standards of ethical conduct, reports results with accuracy and transparency and maintains full compliance with the laws, rules and regulations that govern the Company’s operations. As part of this periodic corporate governance review, the Board of Directors reviews and adopts what it believes to be best corporate governance policies and practices for the Company.

Code of Ethics and Business Conduct

We have adopted a Code of Ethics and Business Conduct that is designed to promote the highest standards of ethical conduct by our directors, executive officers and employees. The Code of Ethics and Business Conduct requires that our directors, executive officers and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in our best interest. Under the terms of the Code of Ethics and Business Conduct, directors, executive officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Ethics and Business Conduct. A copy of the Code of Ethics and Business Conduct can be found in the “Investor Relations—Corporate Governance” section of our website, www.territorialsavings.net.

As a mechanism to encourage compliance with the Code of Ethics and Business Conduct, we have established procedures to receive, retain and treat complaints regarding accounting, internal accounting controls and auditing matters. These procedures ensure that individuals may submit concerns regarding questionable accounting or auditing matters in a confidential and anonymous manner. The Code of Ethics and Business Conduct also prohibits us from retaliating against any director, executive officer or employee who reports actual or apparent violations of the Code of Ethics and Business Conduct.

In addition, we have adopted a Code of Ethics for Senior Officers that is applicable to our senior financial officers, including our principal executive officer, principal financial officer, principal accounting officer and all officers performing similar functions. A copy of the Code of Ethics for Senior Officers can be found in the “Investor Relations—Corporate Governance” section of our website, www.territorialsavings.net.

Meetings of the Board of Directors

The Company conducts business through meetings of its Board of Directors and through activities of its committees. During 2010, the Board of Directors held 12 meetings (not including committee meetings), and four additional meetings of our independent directors. No director attended fewer than 75% of the total meetings of the Board of Directors and the committees on which such director served (held during the period for which the director has served as a director or committee member, as appropriate).

Committees of the Board of Directors

The following table identifies our Audit, Compensation and Nominating and Corporate Governance committees and their members. All members of each committee are independent in accordance with the listing standards of the Nasdaq Stock Market, Inc. Each of these committees operates under a written charter that is available in the “Investor Relations—Corporate Governance” section of the Company’s website, www.territorialsavings.net.

	Nominating and Corporate Governance	Compensation	Audit

	Richard I. Murakami *	Harold H. Ohama*	Howard Y. Ikeda*
	Harold H. Ohama	Howard Y. Ikeda	Harold H. Ohama
	Kirk W. Caldwell	Kirk W. Caldwell	Richard I. Murakami

Number of Meetings in 2010:	1	8	10

*	Denotes Chairperson.

Audit Committee. Pursuant to Territorial Bancorp Inc.’s Audit Committee Charter, the Audit Committee assists the Board of Directors in its oversight of the Company’s accounting and reporting practices, the quality and integrity of the Company’s financial reports and the Company’s compliance with applicable laws and regulations. The Audit Committee, which is comprised solely of non-employee directors, all of whom the Board has determined are independent in accordance with the listing standards of the Nasdaq Stock Market, Inc. and applicable regulations of the Securities and Exchange Commission, is also responsible for engaging the Company’s independent registered public accounting firm and monitoring its conduct and independence. The Board of Directors has designated Howard Y. Ikeda as an audit committee financial expert under the rules of the Securities and Exchange Commission. The report of the Audit Committee required by the rules of the Securities and Exchange Commission is included in this proxy statement. See “Audit Committee Report.”

Compensation Committee. Pursuant to Territorial Bancorp Inc.’s Compensation Committee Charter, the Compensation Committee approves the compensation objectives for the Company and Territorial Savings Bank and establishes the compensation for the Chief Executive Officer and other executives. Our Chairman of the Board, President and Chief Executive Officer, provides recommendations to the Compensation Committee on matters of compensation philosophy, plan design and the general guidelines for employee compensation. However, Mr. Kitagawa does not vote on and is not present for any discussion of his own compensation. These recommendations are then considered by the Compensation Committee. The Compensation Committee, which is comprised solely of non-employee directors, all of whom the Board of Directors has determined are independent in accordance with the listing standards of the Nasdaq Stock Market, Inc., reviews all compensation components for the Company’s Chief Executive Officer and other highly compensated executive officers’ compensation including base salary, annual incentive, long-term incentives and other perquisites. In addition to reviewing competitive market values, the committee also examines the total compensation mix, pay-for-performance relationship, and how all elements, in the aggregate, comprise the executive’s total compensation package. Decisions by the Compensation Committee with respect to the compensation of executive officers are approved by the full Board of Directors. The report of the Compensation Committee required by the rules of the Securities and Exchange Commission is included in this proxy statement. See “Compensation Committee Report.”

Nominating and Corporate Governance Committee. Pursuant to Territorial Bancorp Inc.’s Nominating and Corporate Governance Committee charter, the Nominating and Corporate Governance Committee assists the Board of Directors in identifying qualified individuals to serve as Board members, in determining the composition of the Board of Directors and its committees, in monitoring a process to assess Board effectiveness and in developing and implementing the Company’s corporate governance guidelines. The Nominating and Corporate Governance Committee also considers and recommends the nominees for director to stand for election at the Company’s annual meeting of stockholders. The procedures of the Nominating and Corporate Governance Committee required to be disclosed by the rules of the Securities and Exchange Commission are included in this proxy statement. See “Nominating and Corporate Governance Committee Procedures.”

Attendance at the Annual Meeting

The Board of Directors encourages each director to attend annual meetings of stockholders. All of our directors attended the 2010 Annual Meeting of Stockholders.

Board Leadership Structure

The Board of Directors currently combines the position of Chairman of the Board with the position of Chief Executive Officer, coupled with a lead independent director to further strengthen the governance structure. The Board of Directors believes this provides an efficient and effective leadership model for the Company. Combining the Chairman of the Board and Chief Executive Officer positions fosters clear accountability, effective decision-making, a clear and direct channel of communication from senior management to the full Board of Directors and alignment on corporate strategy. To further strengthen the leadership of the Board of Directors, the Board selects a lead independent director on an annual basis, currently Director Richard Murakami. The responsibilities of the lead independent director include leading all Board meetings of “non-management” Directors. The Board of Directors believes its administration of its risk oversight function is not adversely affected by the Board of Directors’ leadership structure. To assure effective independent oversight, the Board has adopted a number of governance practices, including holding executive sessions of the independent directors at least twice a year or more often as needed. In addition, the Compensation Committee, which consists only of independent directors, evaluates the performance of our Chairman of the Board and Chief Executive Officer and presents its findings to our independent directors.

Risk Oversight

The Board of Directors has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board of Directors satisfies this responsibility through the review of minutes from each committee regarding such committee’s considerations and actions, through frequent attendance as non-voting guests at committee meetings and through regular reports directly from officers responsible for oversight of particular risks within our organization. The Board of Directors regularly reviews information regarding the Company’s credit, liquidity and operations, as well as the risks associated with such areas. The Company’s Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. The Audit Committee oversees management of financial risks. The Nominating and Corporate Governance Committee manages risks associated with the Company’s corporate governance, including independence of the Board of Directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed about such risks. The Board of Directors annually reviews our conflicts of interest policy to ensure all directors are in compliance with the policy.

Risks relating to the direct operations of Territorial Savings Bank are further overseen by its Board of Directors, who are the same individuals who serve on the Board of Directors of Territorial Bancorp Inc. The Board of Directors of Territorial Savings Bank also has additional committees that conduct additional risk oversight. Further, the Board of Directors oversees risks through the establishment of policies and procedures that are designed to guide daily operations in a manner consistent with applicable laws, regulations and risks acceptable to the organization, such as the requirement that all loan relationships in excess of $2.0 million must be submitted to the Board of Directors Loan Committee for approval, subject to ratification by the full Board of Directors, or to the full Board of Directors for approval.

Stock Ownership

The following table provides information as of April 4, 2011, with respect to persons known by the Company to be the beneficial owners of more than 5% of the Company’s outstanding common stock. A person may be considered to own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investing power. Percentages are based on 12,027,642 shares of Company common stock issued and outstanding as of April 4, 2011.

Name and Address	Number of Shares Owned	Percent of Common Stock Outstanding

Wellington Management Company, LLP (1) 280 Congress Street Boston, Massachusetts 02210	1,111,767	9.2%

Territorial Savings Bank Employee Stock Ownership Plan 1132 Bishop St., Suite 2200 Honolulu, Hawaii 96813	978,650	8.1%

(1)	Based on a Schedule 13G filed by Wellington Management Company, LLP with the Securities and Exchange Commission on February 14, 2011.

Proposal 1 — Election of Directors

The Board of Directors of Territorial Bancorp Inc. is presently composed of six members. The Board is divided into three classes, each with three-year staggered terms, with approximately one-third of the directors elected each year. The nominees for election this year are Howard Y. Ikeda and David S. Murakami, both of whom are current directors of the Company and the Bank.

The Board of Directors has determined that each of our directors, with the exception of Chairman of the Board, President and Chief Executive Officer Allan S. Kitagawa, is “independent” as defined in the listing standards of the Nasdaq Stock Market. Mr. Kitagawa is not independent because he is one of our executive officers.

In determining the independence of the directors listed above, the Board of Directors reviewed the following transactions, none of which are required to be reported under “Transactions With Certain Related Persons,” below. Director Kirk Caldwell has a mortgage loan with Territorial Savings Bank. Director David Murakami performed appraisal services for Territorial Savings Bank. However, Territorial Savings Bank and Mr. Murakami mutually agreed in the fourth quarter of 2010 that he would no longer perform such appraisal services. Director David Murakami also has a mortgage loan, a home equity line of credit and overdraft protection with Territorial Savings Bank. Director Richard Murakami has a mortgage loan and overdraft protection with Territorial Savings Bank.

It is intended that the proxies solicited by the Board of Directors will be voted for the election of the nominees named below. If any nominee is unable to serve, the persons named in the proxy card will vote your shares to approve the election of any substitute proposed by the Board of Directors. Alternatively, the Board of Directors may adopt a resolution to reduce the size of the Board. At this time, the Board of Directors knows of no reason why any nominee might be unable to serve.

Name	Position(s) Held With Territorial Bancorp Inc.	Age (1)	Director Since (2)	Current Term Expires	Shares Beneficially Owned as of April 4, 2011		Percent of Common Stock

NOMINEES

Howard Y. Ikeda	Director	65	1988	2011	25,075	(3)	*
David S. Murakami (4)	Director	71	2006	2011	10,900	(5)	*

CONTINUING DIRECTORS

Allan S. Kitagawa	Chairman of the Board, President and Chief Executive Officer	65	1986	2012	62,524	(6)	*
Richard I. Murakami (4)	Director	83	1981	2012	10,000		*
Kirk W. Caldwell	Director	58	2007	2013	9,260		*
Harold H. Ohama	Director	75	1996	2013	10,000		*

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

Vernon Hirata	Vice Chairman, Co-Chief Operating Officer, General Counsel and Corporate Secretary	58			52,379	(7)	*
Ralph Y. Nakatsuka	Vice Chairman and Co-Chief Operating Officer	55			52,373	(8)	*
Karen J. Cox	Senior Vice President-Administration	65			14,955	(9)	*
Richard K.C. Lau	Senior Vice President and Chief Lending Officer	68			33,948	(10)	*
Melvin M. Miyamoto	Senior Vice President and Treasurer	57			15,335	(11)	*

All Directors and Executive Officers as a Group (11 persons)					296,749		2.5%

*	Less than 1%.
(1)	As of December 31, 2010.
(2)	Includes services with Territorial Savings Bank.
(3)	Includes 3,200 shares held by an individual retirement account, 10,022 shares owned by Mr. Ikeda’s spouse, 340 held jointly with Mr. Ikeda’s child and 513 shares owned by Mr. Ikeda’s child.
(4)	David S. Murakami and Richard I. Murakami are not related.
(5)	Includes 900 shares held jointly by David S. Murakami’s spouse and his children.
(6)	Includes 25,151 shares held through the Territorial Savings Bank Profit Sharing and 401(k) Plan, 2,373 shares held through the Territorial Savings Bank Employee Stock Ownership Plan.
(7)	Represents 34,406 shares held through the Territorial Savings Bank Profit Sharing and 401(k) Plan, 2,373 shares held through the Territorial Savings Bank Employee Stock Ownership Plan and 15,600 shares held in trust.
(8)	Includes 2,373 shares held through the Territorial Savings Bank Employee Stock Ownership Plan.
(9)	Includes 12,684 shares held through the Territorial Savings Bank Profit Sharing and 401(k) Plan and 1,771 shares held through the Territorial Savings Bank Employee Stock Ownership Plan and 500 shares held as trustee for two grandchildren.
(10)	Includes 10,420 shares held through the Territorial Savings Bank Profit Sharing and 401(k) Plan, 2,028 shares held through the Territorial Savings Bank Employee Stock Ownership Plan and 1,500 shares held by a corporation.
(11)	Includes 13,585 shares held through the Territorial Savings Bank Profit Sharing and 401(k) Plan and 1,750 shares held through the Territorial Savings Bank Employee Stock Ownership Plan.

The Board of Directors recommends a vote “FOR” the election of all nominees.

The business experience for the past five years of each of our directors and executive officers is set forth below. The biographies of each of the nominees and continuing board members below contain information regarding the person’s business experience and the experiences, qualifications, attributes or skills that caused the Nominating Committee and the Board of Directors to determine that the person should serve as a director. Each director is also a director of Territorial Savings Bank. Unless otherwise indicated, directors and executive officers have held their positions for the past five years.

All of the nominees and directors continuing in office are long-time residents of the communities served by Territorial Bancorp Inc. and its subsidiaries and many of such individuals have operated, or currently operate, businesses located in such communities. As a result, each nominee and director continuing in office has significant knowledge of the businesses that operate in Territorial Bancorp Inc.’s market area, an understanding of the general real estate market, values and trends in such communities and an understanding of the overall demographics of such communities. Additionally, as residents of such communities, each nominee and continuing director has direct knowledge of the trends and developments occurring in such communities. As the holding company for a community banking institution, Territorial Bancorp Inc. believes that the local knowledge and experience of its directors assists Territorial Bancorp Inc. in assessing the credit and banking needs of its customers, developing products and services to better serve its customers and assessing the risks inherent in its lending operations, and provides Territorial Bancorp Inc. with greater business development opportunities. As local residents, our nominees and directors are also exposed to the advertising, product offerings and community development efforts of competing institutions which, in turn, assists Territorial Bancorp Inc. in structuring its marketing efforts and community outreach programs.

Nominees for Election of Directors

The nominees standing for election are:

Howard Y. Ikeda is the President of Ikeda and Wong, CPA, Inc., an independent public accounting firm in the State of Hawaii. Mr. Ikeda is a Certified Public Accountant licensed to practice in the State of Hawaii. He has been in public accounting for 40 years. Mr. Ikeda’s professional and business experience provide the Board of Directors with valuable insight into the accounting issues Territorial Bancorp Inc. faces and in assessing strategic transactions involving Territorial Bancorp Inc. and Territorial Savings Bank. His experience as a Certified Public Accountant qualifies him to be a member of the Audit Committee as a “financial expert” for purposes of the rules and regulations of the Securities and Exchange Commission.

David S. Murakami is a Certified Residential Appraiser in the State of Hawaii, and has been the owner of DSM Appraisal Company since 1982. Mr. Murakami previously worked as a Senior Vice President-Loan Administrator with financial institutions in the State of Hawaii beginning in 1962. Mr. Murakami’s employment experience, both with financial institutions and as a Certified Residential Appraiser, gives him extensive insights into Territorial Savings Bank’s challenges and opportunities in its overall operations and lending activities. He is also well-known in the local community as he was a long-time assistant coach for the highly visible University of Hawaii-Manoa baseball program.

Directors Continuing in Office

The following directors have terms ending in 2012:

Allan S. Kitagawa has served as Chairman of the Board and Chief Executive Officer of Territorial Savings Bank since 1986, and was named President in 2007. Mr. Kitagawa worked with American Savings and Loan Association from 1974 to 1986, including service as Executive Vice President and Chief Executive Officer of the Hawaii Division. Mr. Kitagawa is a Certified Public Accountant. Under Mr. Kitagawa’s leadership, Territorial Savings Bank has grown from $282 million in assets at December 31, 1986 to $1.4 billion at December 31, 2010, while Territorial Savings Bank’s conservative lending practices have resulted in continued low levels of non-performing assets at a time when many financial institutions are experiencing significant asset quality issues.

Richard I. Murakami is the retired President of a major building, material and bonding company and previously was employed for 20 years as a Vice President of a Hawaii based commercial bank. Mr. Murakami is a well-known and respected member of the Japanese-American community. He also provides insight into the traditional savings and loan depositor as these customers constitute a significant part of the customer base of Territorial Savings Bank.

The following directors have terms ending in 2013:

Harold H. Ohama is a licensed real estate broker and currently acts as a real estate consultant. Mr. Ohama has also served as a trustee for businesses in bankruptcy. Through his business contacts, he is aware of many of the major business transactions and real estate developments and transactions in the State of Hawaii. Mr. Ohama’s experience with real estate provides him with extensive insights into Territorial Savings Bank’s challenges and opportunities in its lending activities.

Kirk W. Caldwell is currently Of Counsel to the law firm of Ashford & Wriston, which he rejoined in 2011. Previously, he was acting Mayor of the City and County of Honolulu, Hawaii from July 2010 to October 2010, and was appointed the Managing Director of the City and County of Honolulu, Hawaii in January 2009. Prior to this appointment, Mr. Caldwell was a partner with Ashford & Wriston, where he had worked since 1984. Much of his practice consisted of representing financial institutions, including Territorial Savings Bank. Prior to his appointment as Managing Director of the City and County of Honolulu, Mr. Caldwell also served as the majority leader of the State of Hawaii House of Representatives, and had served as a state representative since 2002. Because of his current and past positions, Mr. Caldwell is uniquely positioned to advise the Board of Directors on community and economic developments affecting the State of Hawaii and the localities in which we operate.

Proposal 2 — Ratification of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has appointed KPMG LLP to be the Company’s independent registered public accounting firm for the year ending December 31, 2011, subject to ratification by stockholders. A representative of KPMG LLP is expected to be present at the annual meeting to respond to appropriate questions from stockholders and will have the opportunity to make a statement should he or she desire to do so.

If the ratification of the appointment of KPMG LLP is not approved by a majority of the votes cast by stockholders at the annual meeting, other independent registered public accounting firms may be considered by the Audit Committee of the Board of Directors.

The Board of Directors recommends that stockholders vote “FOR” the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm.

Audit Fees

The following table sets forth the fees we paid to KPMG LLP for the years ended December 31, 2010 and 2009.

	2010	2009
Audit fees (1)	$376,000	$472,000
Audit-related fees (2)	$121,000	$186,000
Tax fees (3)	$76,000	$66,000
All other fees	$—	$—

(1)	Audit fees relate to the audit of Territorial Bancorp Inc.’s consolidated financial statements and to SEC registration statements.
(2)	Audit-related fees pertain to the audit of the financial statements of certain employee benefit plans. Fees also include reviews and documentation pertaining to the Sarbanes-Oxley Act.
(3)	Tax fees consist of tax return preparation and other tax matters.

Pre-Approval of Services by the Independent Registered Public Accounting Firm

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In accordance with its charter, the Audit Committee approves, in advance, all audit and permissible non-audit services to be performed by the independent registered public accounting firm. Such approval process ensures that the external auditor does not provide any non-audit services to us that are prohibited by law or regulation.

In addition, the Audit Committee has established a policy regarding pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. Requests for services by the independent registered public accounting firm for compliance with the audit or services policy must be specific as to the particular services to be provided. The request may be made with respect to either specific services or a type of service for predictable or recurring services. During each of the years ended December 31, 2010 and 2009, 100% of audit-related fees and tax fees were approved, in advance, by the Audit Committee.

Proposal 3 — Advisory (Non-Binding) Vote on Executive Compensation

In accordance with recently adopted changes to Section 14A of the Securities Exchange Act of 1934, as amended, stockholders are being given the opportunity to vote on an advisory (non-binding) resolution at the Annual Meeting to approve the compensation of our “Named Executive Officers,” as described in this proxy statement under “Compensation Discussion and Analysis” and the compensation tables and narrative disclosure. This proposal, commonly known as a “say-on-pay” proposal, gives stockholders the opportunity to endorse or not endorse the Company’s executive pay program.

The purpose of our compensation policies and procedures is to attract and retain experienced, highly qualified executives critical to the Company’s long-term success and enhancement of stockholder value. The Board of Directors believes the Company’s compensation policies and procedures achieve this objective, and therefore recommend stockholders vote “FOR” the proposal. Specifically, stockholders are being asked to approve the following:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed in this proxy statement pursuant to Item 402 of Securities and Exchange Commission Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

Although non-binding, the Board of Directors and the Compensation Committee value constructive dialogue on executive compensation and other important governance topics with our stockholders and encourage all stockholders to vote their shares on this matter. The Board of Directors and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding our executive compensation programs.

Unless otherwise instructed, validly executed proxies will be voted “FOR” this resolution.

The Board of Directors unanimously recommends that you vote “FOR” the resolution set forth in Proposal 3.

Proposal 4 — Advisory (Non-Binding) Vote on the Frequency of

Voting on Executive Compensation

In accordance with recently adopted changes to Section 14A of the Securities Exchange Act of 1934, as amended stockholders are being given the opportunity to vote on an advisory (non-binding) resolution at the Annual Meeting to approve the compensation of executive officers (the “say-on-pay” advisory vote in Proposal 3 above) this year and will do so at least once every three years thereafter. Pursuant to recently adopted changes to Section 14A of the Securities Exchange Act of 1934, as amended, at the 2011 Annual Meeting, we are also asking stockholders to vote on whether future “say-on-pay” advisory votes on executive compensation should occur every year, every two years or every three years.

After careful consideration, the Board of Directors has decided not to make any recommendation with respect to how often future stockholder “say-on-pay” advisory votes on executive compensation should be conducted. The determination was based upon the premise that the Board should not influence our stockholders as to the frequency of how often the “say-on-pay” vote should be submitted to our stockholders. The Board believes that some stockholders may prefer an annual vote but other stockholders may prefer a triennial vote, so the Board believes the decision should be left entirely to the stockholders to voice their preference on the frequency of the “say-on-pay” vote.

Stockholders will be able to specify one of four choices for this proposal on the proxy card: every year, every two years, every three years or abstain. Unless otherwise instructed, validly executed proxies will be not be voted on this matter.

Audit Committee Report

The Company’s management is responsible for the Company’s internal controls and financial reporting process. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements, issuing an opinion on the conformity of those financial statements with generally accepted accounting principles, and issuing a report on internal control over financial reporting. The Audit Committee oversees the Company’s internal controls and financial reporting process on behalf of the Board of Directors.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 114 (The Auditor’s Communication With Those Charged with Governance), including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements.

In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the Independence Standards Board Standard No. 1 (Independence Discussions With Audit Committees) and has discussed with the independent registered public accounting firm the firm’s independence from the Company and its management. In concluding that the registered public accounting firm is independent, the Audit Committee considered, among other factors, whether the non-audit services provided by the firm were compatible with its independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their audit, their evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In performing all of these functions, the Audit Committee acts only in an oversight capacity. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm who, in their report, express an opinion on the conformity of the Company’s financial statements to generally accepted accounting principles. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent registered public accounting firm do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards or that the Company’s independent registered public accounting firm is in fact “independent.”

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the Securities and Exchange Commission. The Audit Committee also has approved, subject to stockholder ratification, the selection of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2011.

Audit Committee of the Board of Directors of

Territorial Bancorp Inc.

Howard Y. Ikeda (Chairman)

Harold H. Ohama

Richard I. Murakami

Information about Executive Officers

The following provides information regarding our executive officers who are not directors of the Company.

Vernon Hirata has served as Territorial Savings Bank’s Vice Chairman, Co-Chief Operating Officer, General Counsel and Corporate Secretary since 2007. Mr. Hirata joined Territorial Savings Bank in 1986 as Senior Vice President/General Counsel, and was named Executive Vice President/General Counsel and Corporate Secretary in 1987. Previously, Mr. Hirata was employed at American Savings and Loan Association from 1978 to 1986, including service as Senior Vice President and General Counsel.

Ralph Y. Nakatsuka joined Territorial Savings Bank in 2007 as Vice Chairman and Co-Chief Operating Officer, and was employed at American Savings Bank from 1980 to 2007, including service as Executive Vice President of Lending and Chief Lending Officer from 1997 to 2007 and Chief Financial Officer from 1987 to 1997. Mr. Nakatsuka is a Certified Public Accountant.

Karen J. Cox has served as Senior Vice President of Administration of Territorial Savings Bank since 1984, and has been employed by Territorial Savings Bank since 1968. Ms. Cox previously worked with other financial institutions in the State of Hawaii beginning in 1964.

Richard K.C. Lau has served as Senior Vice President and Chief Lending Officer of Territorial Savings Bank since 1985. Mr. Lau was employed at other financial institutions in the State of Hawaii beginning in 1970.

Melvin M. Miyamoto has served as Senior Vice President and Treasurer of Territorial Savings Bank since 1986, and has been employed by Territorial Savings Bank since 1984. Mr. Miyamoto is a Certified Public Accountant.

Executive Compensation

Director Fees

Each of Territorial Savings Bank’s outside directors receives an annual retainer for board meetings of $32,000 per year and an annual retainer for committee meetings of $2,400 per year. Each of Territorial Bancorp Inc.’s outside directors receives an annual retainer for board meetings of $5,000 per year and an annual retainer for committee meetings of $600 per year. The retainer fees are increased to the following amounts for the following committees: the Chairman of Territorial Savings Bank’s Audit Committee receives a committee retainer of $2,600 and the Chairman of Territorial Bancorp Inc.’s Audit Committee receives a committee retainer of $8,400; the Chairman of Territorial Savings Bank’s Compensation Committee receives a committee retainer of $4,800; the Chairman of Territorial Bancorp Inc.’s Compensation Committee receives a committee retainer of $1,200; and the Vice-Chairman of Territorial Savings Bank’s Compensation Committee receives a committee retainer of $3,200 and the Vice-Chairman of Territorial Bancorp Inc.’s Compensation Committee receives a committee retainer of $800. Receipt of full retainer payments is based upon a director attending at least 75% of board or committee meetings, as applicable, with reductions for the failure to attend such number of board or committee meetings.

The following table sets forth for the year ended December 31, 2010 certain information as to the total remuneration we paid to our directors. Beginning in 2009, Mr. Kitagawa no longer received separate director fees. Information with respect to director fees paid to Mr. Kitagawa for the year ended December 31, 2008 is included below in “Executive Officer Compensation—Summary Compensation Table.”

Director Compensation Table For the Year Ended December 31, 2010
Name	Fees earned or paid in cash ($)	Stock awards ($)(1)	Option awards ($)(2)	All other compensation (3)	Total ($)

David S. Murakami	40,000	639,213	210,171	2,577	891,961

Richard I. Murakami	40,000	639,213	210,171	2,577	891,961

Howard Y. Ikeda	48,000	639,213	210,171	2,577	899,961

Harold H. Ohama	43,000	639,213	210,171	2,577	894,961

Kirk W. Caldwell	41,000	639,213	210,171	2,577	892,961

(1)	Reflects the aggregate grant date fair value of 36,821 shares of restricted stock granted to each director on August 19, 2010, with a grant date fair value of $17.36 per share based upon the closing price of the shares of our common stock on August 19, 2010. This award vests equally over a six-year period beginning August 19, 2010. The assumptions used in the valuation of these awards are included in Note 18 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010 as filed with the Securities and Exchange Commission. At December 31, 2010, each director had 36,821 shares of unvested restricted stock.
(2)	Reflects the aggregate grant date fair value of 41,275 stock options granted to each director on August 19, 2010, with a grant date fair value of $5.09 per stock option. This award vests equally over a six-year period beginning August 19, 2010. These options have an exercise price of $17.36 per option. The assumptions used in the valuation of these awards are included in Note 18 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010 as filed with the Securities and Exchange Commission. At December 31, 2010, each director listed has 41,275 unvested stock options.
(3)	Amounts represent cash dividends paid on shares of unvested restricted stock.

Amounts included in the “Stock awards” and “Option awards” columns represent grants under our 2010 Equity Incentive Plan. Despite the fact that these grants vest over a six-year period beginning August 19, 2010, recent amendments to Securities and Exchange Commission regulations require that we report the full grant date fair value of shares of restricted stock and stock options in the year in which such grants are made. Therefore, for the year ended December 31, 2010, despite the amount reported in the Director Compensation Table, with the exception of dividends received on unvested restricted stock, which is included in the “All other compensation” column, the amount of compensation related to shares of restricted stock and stock options as reported on each director’s 2010 Internal Revenue Service Form 1099-MISC for income tax purposes was $0.

Compensation Discussion and Analysis

Executive Summary. Our compensation program and practices are specifically designed to reward executives consistent with our performance against our short-term goals as well as in reflection of long-term sustained results to our stockholders. During 2010, we met or exceeded all our performance goals and ranked above our peer group for many core financial metrics such as return on average assets.

Greater than half of the compensation of our named executive officers is in the form of performance-based pay, thus reinforcing our pay-for-performance philosophy. Our compensation program in 2010 included appropriate financial recognition for our named executive officers based on their strategic leadership and superior performance. Key highlights include:

•

Recognition of our successful conversion from a mutual to publicly held stock company during a most challenging economic environment, which demonstrated the vision of our leadership and the exemplary efforts that were made to successfully raise capital in a very difficult economy.

•	Maintenance of our strong asset quality at a time when many financial institutions have experienced deteriorating asset quality.

•

Acknowledgment that our leadership’s considerable experience in the banking industry has contributed significantly over many years to our stability and growth at a time when other financial institutions in Hawaii have seen a high level of turnover in their senior leadership positions.

During 2010, the Compensation Committee assessed our named executive officers’ pay and performance over single and multiple year periods and compared it to our own performance goals as well as relative to peers. The analyses confirmed that the named executive officers’ pay and performance position relative to peers has been appropriately aligned. The Committee will continue to monitor our pay-for-performance relationships on an annual basis to ensure we maintain alignment.

One of the more significant compensation issues addressed by the Compensation Committee in 2010 was granting equity awards to directors and key employees under our 2010 Equity Incentive Plan. The Plan was approved by stockholders in August 2010 and was designed with the assistance of Pearl Meyer & Partners (PM&P), an independent compensation consulting firm that specializes in community banks. The Plan was additionally analyzed and approved by Risk Metrics and Glass Lewis, two highly regarded proxy analysis firms, prior to its implementation. PM&P was also retained to assist the Compensation Committee in determining the appropriate level of awards to recipients under the Plan. The Plan and awards thereunder were designed to provide appropriate long-term incentives to keep employees. In this regard, the awards made under the Plan were designed with features that are somewhat different than under typical stock and option awards made by converted institutions. For example:

•	Although most community banks use a five-year vesting schedule for their equity grants, we imposed a six-year vesting schedule on all equity grants made in 2010.

•

Unlike most of our peers, we imposed a holding requirement on all equity grants made in 2010, such that half of the shares granted in 2010, net of taxes, must be held until termination of service with us.

•	We also awarded fewer options than restricted stock awards because options may be perceived as emphasizing short-term gains over long-term results.

These features of the awards were intended to provide greater incentives for recipients to remain with the Company and focus upon longer-term goals for our franchise, as well as to more closely align their interests with those of our stockholders. Additionally, the amount of awards made to recipients recognized and considered awards by peer institutions, the contributions of the recipient to our past success, the contribution of recipients to our future operations and the success of our mutual-to-stock conversion.

Consistent with our philosophy to evolve and grow, the Compensation Committee will continue to review and enhance our compensation programs as appropriate to further ensure that our practices are aligned with our pay-for-performance philosophy and that our programs meet emerging regulatory requirements and best practices.

For purposes of the following discussion, we refer to Allan S. Kitagawa, Chairman of the Board, President and Chief Executive Officer, Melvin M. Miyamoto, Senior Vice President and Treasurer, Vernon Hirata, Vice Chairman, Co-Chief Operating Officer, General Counsel and Corporate Secretary, Ralph Y. Nakatsuka, Vice Chairman, Co-Chief Operating Officer and Richard K.C. Lau, Senior Vice President and Chief Lending Officer, as our named executive officers.

Compensation Philosophy and Objectives. Our Compensation Committee has the responsibility for establishing and reviewing our compensation philosophy and objectives. In this role, the Compensation Committee has sought to design a compensation structure that attracts and retains qualified and experienced officers and, at the same time, is reasonable and competitive, taking into account both short and long-term incentives. Prior to our initial public offering, our compensation consisted primarily of cash compensation, salary and bonuses, and retirement benefits. In 2010, we adopted a stock-based benefit plan, which was approved by stockholders at the 2010 annual meeting of stockholders.

Role of Executive Officers and Management. Mr. Kitagawa, our Chairman of the Board, President and Chief Executive Officer, provides recommendations to the Compensation Committee on matters of compensation philosophy, plan design and the general guidelines for employee compensation, however, Mr. Kitagawa does not vote on and is not present for any discussion of his own compensation. These recommendations are then considered by the Compensation Committee. During 2010, consistent with our amended Compensation Committee Charter, Mr. Kitagawa did not attend Compensation Committee meetings where his compensation was discussed. Certain members of our management team participate in the Compensation Committee meetings to provide information to the committee on an as-needed basis.

Use of Consultants. From time to time, the Compensation Committee seeks advice from outside experts in the executive compensation field. The Committee has historically engaged a compensation consultant to provide input on both Board and executive compensation issues. In 2010, the Committee retained Amalfi Consulting, LLC (“Amalfi”) to assist with several projects. On December 16, 2010, Amalfi joined McLagan, an AonHewitt Company. McLagan is a premier compensation consulting and performance benchmarking firm focused exclusively on the financial services sector. McLagan consultants report directly to the Compensation Committee and the Committee discusses, reviews, and approves all consulting projects performed by McLagan. The Compensation Committee periodically reviews the relationship with McLagan and considers competitive proposals from other firms. In 2010, total fees were less than $120,000, and McLagan provided strictly executive and director compensation related services and did not provide any other non-executive compensation services.

During 2010, McLagan reviewed our executive compensation practices, including salary, bonus and total compensation in comparison to a number of different peer groups including approximately 26 bank and thrift institutions, divided into three peer groups. McLagan also assisted the Compensation Committee in reviewing our cash bonus program and supplemental executive retirement plans. We believe these programs properly allocate cash compensation between long-term and currently paid compensation. The Compensation Committee considered McLagan’s review of compensation levels in establishing the compensation amounts for the named executive officers in 2010.

During 2010, we retained PM&P to assist in the design of our 2010 Equity Incentive Plan. See “—Long-Term Equity Based Incentive Compensation.”

Peer Group Information. McLagan utilized a combination of 26 financial institutions to generate three peer groups for us, as follows:

•

a “coast” peer group, that consists of banks that are located on either the East or West Coast of the continental United States (consisting of 14 institutions, which are a sub-set of the OTS peer group, described below),

•

a “loan composition” peer group, comprised of financial institutions that have the highest concentration of loans secured by residential real estate and consumer loans (consisting of 14 institutions, which are a sub-set of the OTS peer group, described below), and

•	an “Office of Thrift Supervision” (“OTS”) peer group that consists of 26 organizations;

The coast peer group consisted of the following institutions:

Boston Private Financial Holdings, Inc.	Kearny Financial Corp. (MHC)
Brookline Bancorp, Inc.	OceanFirst Financial Corp.
Charter Financial Corporation (MHC)	Provident Financial Holdings, Inc.
Dime Community Bancshares, Inc.	Provident New York Bancorp
First Financial Holdings, Inc.	TrustCo Bank Corp NY
Flushing Financial Corporation	United Financial Bancorp, Inc.
Harrington West Financial Bancorp, Inc.	WSFS Financial Corporation

The loan composition peer group consisted of the following institutions:

Bank Mutual Corporation	OceanFirst Financial Corp.
Boston Private Financial Holdings, Inc.	Provident Financial Holdings, Inc.
Brookline Bancorp, Inc.	Provident New York Bancorp
Charter Financial Corporation (MHC)	Pulaski Financial Corp.
First Financial Holdings, Inc.	TrustCo Bank Corp. NY
First Place Financial Corp.	United Financial Bancorp, Inc.
Kearny Financial Corp. (MHC)	ViewPoint Financial Group (MHC)

The Office of Thrift Supervision peer group consisted of the following institutions:

Anchor BanCorp Wisconsin Inc.	Kearny Financial Corp. (MHC)
BankFinancial Corporation	NASB Financial, Inc.
Bank Mutual Corporation	OceanFirst Financial Corp.
Boston Private Financial Holdings, Inc.	Provident Financial Holdings, Inc.
Brookline Bancorp, Inc.	Provident New York Bancorp
CFS Bancorp, Inc.	Pulaski Financial Corp.
Charter Financial Corporation (MHC)	Superior Bancorp
Dime Community Bancshares, Inc.	TrustCo Bank Corp NY
First Defiance Financial Corp.	United Financial Bancorp, Inc.
First Financial Holdings, Inc.	United Western Bancorp, Inc.
First Place Financial Corp.	ViewPoint Financial Group (MHC)
Flushing Financial Corporation	WSFS Financial Corporation
Harrington West Financial Group, Inc.
HMN Financial, Inc.

To determine peer group results, we look at each of the three peer groups individually, then aggregate them to determine an overall peer group result.

Elements of Executive Compensation. The compensation we provide to our named executive officers and other employees primarily consists of the following:

•	annual base salary;

•	incentive compensation in the form of annual cash bonuses which, for certain executives, are based on specified goals and benchmarks designated each year and for other executives are discretionary;

•	long-term incentive compensation in the form of shares of restricted stock and stock options granted under our 2010 Equity Incentive Plan;

•	retirement benefits, which are determined without regard to gains from other elements of compensation; and

•	perquisites and other personal benefits.

When setting the compensation of Messrs. Kitagawa, Hirata and Nakatsuka, the Compensation Committee generally seeks to provide total compensation (base salary, incentive payments under our Equity Incentive Plan, accruals under our Supplemental Executive Retirement Agreements and our Pension Plan, and all other compensation) for these executive officers at the 50th to the 75th percentiles of total compensation for our peer group. Subjective adjustments can be made based on Territorial Savings Bank’s financial performance or an officer’s experience or proven contribution to Territorial Savings Bank over time. Compensation for Messrs. Miyamoto and Lau is determined without reference to targets or peer group information.

For 2010, the Compensation Committee reviewed publicly available information, as provided by McLagan, for the three highest paid officers of the peer group companies (described in “Peer Group Information”) paid during the year ended December 31, 2008, as well as the maximum compensation that could have been earned by the coast peer group companies (described in “Peer Group Information”) during the year ended December 31, 2008, all aged to reflect a 4% general market increase in compensation. The Compensation Committee reviewed maximum potential compensation of the coast peer group companies due to Territorial Bancorp Inc.’s historical performance exceeding those of its peers, and not merely matching peer historical performance. Total compensation (including salary, annual cash bonuses/incentives, equity awards, all other compensation and retirement benefits) for these peer groups, for each of the 50th, 75th and 90th percentiles, were as follows:

Officer	Total Coast Peer Group - Maximum Potential Compensation
	50th Percentile	75th Percentile	90th Percentile

Highest Paid	$1,671,400	$2,323,900	$4,434,900
Second Highest Paid	942,800	1,438,800	2,344,400
Third Highest Paid	740,800	960,000	1,408,800

Officer	Total Coast Peer Group - Actual Compensation
	50th Percentile	75th Percentile	90th Percentile

Highest Paid	$1,263,800	$1,590,500	$2,191,600
Second Highest Paid	585,400	841,300	917,900
Third Highest Paid	545,000	661,300	760,500

Officer	Total Loan Peer Group – Actual Compensation
	50th Percentile	75th Percentile	90th Percentile

Highest Paid	$1,310,500	$1,658,700	$2,231,300
Second Highest Paid	585,400	726,800	891,900
Third Highest Paid	474,800	636,900	718,700

Officer	Total OTS Peer Group – Actual Compensation
	50th Percentile	75th Percentile	90th Percentile

Highest Paid	$1,053,100	$1,502,900	$1,812,300
Second Highest Paid	513,500	718,800	918,700
Third Highest Paid	414,300	629,600	779,100

The following table provides the potential total compensation that could have been received by Messrs. Kitagawa, Hirata and Nakatsuka for 2010 based upon estimates prepared by McLagan as of December 2009.

Officer	Total Compensation Based Upon Incentive Payments of
	35% of Base Salary	70% of Base Salary

Allan S. Kitagawa	$2,474,500	$2,755,200
Vernon Hirata	840,200	939,000
Ralph Y. Nakatsuka	864,200	963,100

In reviewing the reasonableness of the potential compensation for our officers for 2010 compared to the compensation of the peer groups for 2008 aged to reflect a 4% general market increase in compensation, the Compensation Committee considered that officer compensation would be paid two years after the peer group information. The peer group information was not adjusted to reflect regular salary increases, inflation or other adjustments that would have increased the peer group compensation during this two-year period. Additionally, in reviewing the reasonableness of the potential compensation for Mr. Kitagawa, the Compensation Committee considered non-formula criteria discussed under “—Base Salary.” For a discussion of the determination of the individual components, see “—Base Salary,” “—Annual Incentive Compensation Under our Executive Incentive Compensation Plan,” “—Long Term Equity-Based Incentive Compensation,” “Pension Benefits—Supplemental Executive Retirement Agreements,” “Pension Benefits—Pension Plan” and “Retirement Plans and Other Benefits—Perquisites.”

Base Salary. Base salary is the primary source of compensation for services performed during the year for all employees. Base salary ranges for named executive officers are determined based on the executive’s position and performance and, for Messrs. Kitagawa, Hirata and Nakatsuka, compensation levels paid by our peers to executives in similar positions.

During its review of base salaries for executives, the Compensation Committee primarily considers:

•	market data for peer institutions, direct competitors and publicly held businesses located in Hawaii;

•	internal review of the executive’s compensation, both individually and relative to other officers;

•	individual performance of the executive;

•	qualifications and experience of the executive; and

•	our financial condition and results of operations, including the tax and accounting impact of particular forms of compensation.

Base salaries are reviewed annually and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience.

For 2010, McLagan provided peer group information with respect to the three highest paid officers of the peer group companies. Base salaries for each of the 50th and 75th percentiles were as follows:

Officer	Base Salary Compensation
	50th Percentile	75th Percentile

Highest Paid	$503,000	$596,700
Second Highest Paid	274,600	313,300
Third Highest Paid	241,800	258,200

Total	$1,019,400	$1,168,200

Base salaries established for Messrs. Kitagawa, Hirata and Nakatsuka for 2010 were $817,993, $288,206 and $288,206, respectively. Mr. Kitagawa’s base salary significantly exceeds the 75th percentile of base salaries set forth above for the highest paid officer of the peer group companies. The Compensation Committee’s determination to pay this level of base salary was based upon non-formula criteria, including Mr. Kitagawa’s considerable experience in the banking industry and his contribution to Territorial Savings Bank as Chairman of the Board and Chief Executive Officer over the course of more than 20 years. Mr. Hirata’s base salary was near the 75th percentile of base salaries set forth above for the second highest paid officer of the peer group companies, and reflects his considerable experience in the banking industry and his contribution to Territorial Savings Bank over the course of more than 20 years. Mr. Nakatsuka’s base salary was established at the same level as Mr. Hirata’s base salary, reflecting Mr. Nakatsuka’s position with Territorial Savings Bank as well as his considerable experience in the banking industry. The Compensation Committee also took into account the fact that other financial institutions in Hawaii have seen great turnover in their senior leadership positions during Messrs. Kitagawa’s and Hirata’s tenures with us. Some of that turnover was due to operational difficulties and some of which was due to our growth and profitability as a competitor for those institutions. In addition, the Committee considered the ability of our senior leadership team to recommend, then actually convert Territorial Savings Bank from a mutual organization into a publicly traded financial institution during the current financial crisis. Taking the steps that were necessary to increase our capital during an extremely challenging economic environment demonstrated to the Committee our senior leadership team’s exemplary vision and confirmed to us their status as unique talents among both Hawaiian and mainland financial institutions. Moreover, during their tenure, our senior leadership team transformed Territorial Savings Bank from a negative net worth mutually-owned organization into the solid, publicly traded financial institution that we are today.

Annual Incentive Compensation Under our Executive Incentive Compensation Plan. Messrs. Kitagawa, Hirata and Nakatsuka are eligible to receive an annual cash bonus under our Executive Incentive Compensation Plan. Messrs. Miyamoto and Lau do not participate in the Executive Incentive Compensation Plan. The amount of the bonuses paid for 2010 under the Executive Incentive Compensation Plan is included in the Summary Compensation Table in the column labeled “Non-Equity Incentive Plan Compensation.” For 2010, under the Executive Incentive Compensation Plan, the amount of the incentive cash bonus could range from 0% to 100% of an executive’s salary, based on the following three components:

•	an award of up to 35% of the executive’s salary amount based on a return on assets target;

•	an award of up to 21% of an executive’s salary based on non-financial goals for each year; and

•	an award of up to 44% of an executive’s salary based on our long-term performance.

The target and maximum bonus opportunities are established so that the total compensation package for Messrs. Kitagawa, Hirata and Nakatsuka described above under “—Elements of Executive Compensation” may fall between the 50th to the 75th percentiles of total compensation for our peer group, such that satisfying target performance goals would generally result in total compensation of approximately the 50th percentile of peer group total compensation, while superior performance would generally result in total compensation of approximately the 75th percentile of peer group total compensation. No changes are expected for 2011.

For 2010, the short-term return on assets target was established at the 50th percentile of Territorial Savings Bank’s peer groups (as described below in “Peer Group Information”), calculated at a holding company consolidated level. McLagan provided peer group information that was published in earnings releases and other publicly available information as of March 4, 2011, resulting in certain peer group information that was not yet publicly available being excluded from the calculation of the performance ranges. Performance goals are calculated at a threshold, target and maximum achievement level. No award is paid if actual results are below the threshold level. For 2010, the Compensation Committee reviewed peer groups information weighted as follows: coast peer group - 40%, loan composition peer group - 30% and OTS peer group - 30%.

These weightings resulted in the following performance ranges:

Performance Measure	Threshold	Target	Maximum

Return on Assets	0.52%	0.61%	0.70%

Territorial Bancorp Inc.’s consolidated return on assets for the year ended December 31, 2010 was 0.77%. Therefore, our Compensation Committee awarded $286,298, $100,872 and $100,872 to Messrs. Kitagawa, Hirata and Nakatsuka, respectively. These amounts represent the maximum amount payable for this portion of the bonus (35% of base salary for Messrs. Kitagawa, Hirata and Nakatsuka, respectively).

In 2009, Territorial Savings Bank also paid the maximum bonus to Messrs. Kitagawa, Hirata and Nakatsuka under this portion of the Executive Incentive Compensation Plan, which was 35% of their 2009 base salary.

For 2010, Messrs. Kitagawa, Hirata and Nakatsuka were eligible to earn a bonus up to 21% of base salary by meeting each of the following non-financial goals (with a maximum bonus of 10.5% of salary for meeting each of the following goals):

•

achieving actions outlined for 2010 in our interest rate risk reduction plan. Specifically, maintaining Territorial Savings Bank’s interest rate risk classification according to calculations provided by the Office of Thrift Supervision on a quarterly basis (which is one component of an interest rate classification established by an Office of Thrift Supervision regulatory examination report); and

•	conducting the testing of internal controls by year-end 2010 as required by the Sarbanes-Oxley Act of 2002.

The Compensation Committee determined that each of these goals was met. Based on this performance, our Compensation Committee awarded $171,778, $60,523 and $60,523 to Messrs. Kitagawa, Hirata and Nakatsuka, respectively. These amounts represent the maximum amount payable for this portion of the bonus (21% of base salary for Messrs. Kitagawa, Hirata and Nakatsuka, respectively).

In 2009, Territorial Savings Bank also paid the maximum bonus to Messrs. Kitagawa, Hirata and Nakatsuka under this portion of the Executive Incentive Compensation Plan, which was 21% of their 2009 base salary.

For 2011, non-financial goals will consist of: creating an action plan based on the McLagan sound incentive compensation review, which plan is subject to Board or Compensation Committee approval, and implementing those items that are identified under the plan to be implemented in 2011; creating an action plan based on the 2010 KPMG fraud risk assessment, which plan is subject to Board or Audit Committee approval, and implementing those items that are identified to be implemented in 2011; creating an action plan to implement the SAFE Act, which requires registration of all mortgage loan originators, which plan is subject to Board or Compensation Committee approval; and implementing additional items that are identified to be implemented in 2011.

For 2010, long-term goals consisted of achieving a three-year average return on assets with a target equal to the 50th percentile of Territorial Savings Bank’s peer group over the same three-year period, and includes performance goals at a threshold, target and maximum achievement level. No award is paid if actual results are below the threshold level. Threshold, target and maximum achievement levels are based upon peer group information, and the peer groups were weighted in the same manner as described above for determining return on assets and return on equity targets, including an allocation for 2010 for both financial institution-only performance and for holding company performance, which resulted in the following range:

Performance Measure	Threshold	Target	Maximum

Return on Assets	0.42%	0.49%	0.56%

Territorial Savings Bank’s three-year average return on assets for 2008, 2009 and 2010 was 0.75%. Based on this performance, which exceeded the maximum target for 2010, our Compensation Committee awarded $359,917, $126,811 and $126,811 to Messrs. Kitagawa, Hirata and Nakatsuka, respectively. These amounts represent the maximum amount payable for this portion of the bonus (44% of base salary for Messrs. Kitagawa, Hirata and Nakatsuka, respectively).

In 2009, Territorial Savings Bank also paid the maximum bonus to Messrs. Kitagawa, Hirata and Nakatsuka under this portion of the Executive Incentive Compensation Plan, which was 14% of their 2009 base salary.

The Compensation Committee has determined that the terms of the Executive Incentive Compensation Plan are appropriate in comparison to the bonuses paid to employees with the same position at comparable organizations, as reported in publicly available salary surveys, as well as in the 2010 McLagan Survey that was specifically prepared for us. The Compensation Committee also considered the overall market for executive officer level positions at publicly held businesses located in Hawaii. Cash bonuses paid under the Executive Incentive Compensation Plan are approved by the Compensation Committee.

Discretionary Cash Bonuses. Messrs. Miyamoto and Lau are eligible to receive an annual cash bonus, the amount of which is discretionary and is not determined by a written cash bonus plan Messrs. Kitagawa, Hirata and Nakatsuka do not receive any discretionary cash bonuses. The amount of the bonuses paid for 2010 to Messrs. Miyamoto and Lau are included in the Summary Compensation Table in the column labeled “Bonus.” These discretionary cash bonuses are recommended by the President and Chief Executive Officer and approved by the Compensation Committee. The President and Chief Executive Officer’s recommendation was based on subjective consideration of each of these senior executive’s contribution to our organization, as well as our operating performance for the year, and was not based on a formula or other pre-established criteria.

Long-Term Equity-Based Incentive Compensation. At our 2010 annual meeting, we adopted, and our stockholders approved, the Territorial Bancorp Inc. 2010 Equity Incentive Plan (“Equity Incentive Plan”). Under the Equity Incentive Plan, subject to individual grant limitations, the Compensation Committee may make grants of restricted stock awards and stock option awards to employees and directors. Grants become vested in accordance with the vesting schedule determined by the Compensation Committee. In general, awards become fully vested upon death, disability or change in control (as defined in the plan). Generally, even if the awards are unvested, dividends are paid on restricted stock awards and restricted stock awards are entitled to vote. Stock options are generally granted at fair market value on the date of grant and are intended, to the extent permissible under applicable law, to be incentive stock options. In general, the Board of Directors may amend or terminate the Equity Incentive Plan or any award, except consent of the affected individual is required if the amendment adversely impairs their rights under an outstanding award. However, the Board may not amend the Equity Incentive Plan to allow repricing, materially increase the number of shares that may be issued under the Plan, materially increase the benefits accruing to a participant, or materially modify the requirements for participation in the Plan, without approval of stockholders. The term of the Equity Incentive Plan is ten years.

Most publicly traded community banks implement stock-based compensation plans in order to provide their employees and directors with a portion of their compensation that is directly tied to the value of company stock, because this direct correlation between compensation and stock value provides real incentive to the recipients of awards under these types of plans to focus their efforts on improving the bank’s operations and, consequently, improve its stock value, which, in turn, benefits all stockholders. The Compensation Committee retained Pearl Meyer & Partners (“PM&P”), a nationally recognized, independent consulting firm with particular expertise in designing compensation and incentive plans for community banks in connection with public stock offerings, to assist the Committee with the design of our Equity Incentive Plan. Like almost every other community bank that has undertaken a mutual-to-stock conversion in connection with public offering of stock, and as contemplated by the Office of Thrift Supervision (“OTS”) regulations, the Equity Incentive Plan allows us to provide equity-based awards to employees and directors to further incent them to increase the value of our franchise.

PM&P recommended the 14% overall limit on the total number of shares that were reserved for issuance under the Equity Incentive Plan, as well as other design features of the Plan. The Equity Incentive Plan follows the OTS limits for maximum grants to any individual employee, to any individual director and to the directors as a group, even though the Equity Incentive Plan is not subject to those OTS limits because it was adopted more than one year after our mutual-to-stock conversion and public stock offering. However, the Equity Incentive Plan differs from OTS limits in that it allows 100% of the total stock available for grants to be issued as stock options, but only 50% of the total stock available for grants can be issued as restricted stock, such that the overall financial statement expense exposure for restricted stock is capped, because grants of restricted stock require us to book a higher expense cost than grants of stock options. The Equity Incentive Plan also contains clawback provisions, under which the grants may be forfeited if the grantee violates our material policies, any restrictive covenants that apply to the grantee (such as non-competition restrictions in an employment agreement) or engages in other conduct that is detrimental to our business or reputation, or if we are required to prepare an accounting restatement under certain circumstances as required by the Sarbanes-Oxley Act or as the Compensation Committee determines is appropriate. Risk Metrics and Glass Lewis, two highly regarded proxy analysis firms, analyzed the Equity Incentive Plan and each advised their respective clients to vote in favor of the Plan.

Following stockholder approval of the Equity Incentive Plan at our 2010 annual meeting, PM&P assisted the Compensation Committee with recommendations for the timing and amount of grants to be made under the Equity Incentive Plan, including how many shares from the total pool reserved for issuance under the Plan should be granted as restricted stock awards and as stock option awards, and how many shares should be issued to directors as a group and to employees as a group, as well as specific recommendations with respect to specified officers. The Compensation Committee carefully reviewed and considered PM&P’s recommendations, including the cost of the awards to the Company, the dilutive effect of the awards to our stockholders, and the value of the awards to the grantees as part of their overall compensation from us, in order to provide appropriate long-term, equity-based incentives to directors and employees for increasing stockholder value. The Compensation Committee generally followed PM&P’s recommendations with respect to the granting of awards under the Equity Incentive Plan to directors and certain employees as a means of recognizing and rewarding individuals who are key to our continued success. In determining to award more restricted stock than stock options, the Compensation Committee also considered the fact that our stock value increased by approximately 49% on the first day of trading following our initial public offering, such that a significant amount of the stock’s growth potential was recognized by the market very quickly. The allocation of grants among our senior executive officers also took into account that, unlike many other community banks, we have two Co-Chief Operating Officers, with significant differences in the amount of time that each of them has been employed by us. In addition, in making awards to our Chief Executive Officer, the Compensation Committee took into account his longevity of service and the unique talents and stability that he brings to our brand in a highly competitive marketplace, particularly when compared to the length of service and relative experience of the chief executive officers of other financial institutions in Hawaii.

The grants that the Compensation Committee made in 2010 under the Equity Incentive Plan vest ratably over six years, beginning on the first anniversary of the grant date. The 2010 grants provide that the grants do not automatically vest upon retirement. Rather, taking into account that some of our senior executives and directors are close to what many people might consider retirement age, and that their long tenure and expertise are very valuable, unique resources that we may wish to continue to rely upon after their retirement, the grants provide that if the individual is asked by us to continue to serve as a consultant following termination of service (including termination of service due to retirement), vesting credit will continue to be earned during the post-termination period of service. Structuring the vesting schedule in this manner has the added benefit of avoiding an immediate financial statement expense, which we otherwise would have occurred if the grants had provided for accelerated vesting upon retirement. In addition, for all of the 2010 grants, 50% of each award (net of taxes) must be retained by the grantee until termination of employment. The long vesting period, no automatic vesting upon retirement, and the mandatory holding requirement for 50% of each award, are all intended to ensure that the grants are viewed as long-term incentive compensation. The Compensation Committee believes that these conditions also mitigate against inappropriate risk taking behavior by the grantee by ensuring that the grantee’s individual business decisions that are made during the course of the grantee’s service with us do not have the effect of maximizing short-term share value, which, in turn, could inappropriately increase the grantee’s short-term compensation from us.

Employment Agreements. We maintain employment agreements with Messrs. Kitagawa, Hirata and Nakatsuka, which provide severance payments in the event of involuntary or good reason termination of employment or termination following a change in control. The rationale for providing these payments is to provide security for our key executives and stability among our senior management team. For a discussion of these agreements and the payments that would be received by the named executive officers under certain scenarios with respect to those agreements, see “—Executive Officer Compensation—Employment Agreements” below.

Perquisites. We offer various fringe benefits to all of our employees, including our named executive officers, including group policies for medical insurance. We provide individual coverage to employees, with the employee being responsible for a portion of the premium. Our named executive officers are provided with an automobile or automobile allowance, life insurance, long-term care insurance and long-term disability insurance. In addition, for some of our named executive officers (Messrs. Kitagawa, Hirata and Nakatsuka) we pay club dues and provide cellular phone reimbursement, spousal travel and up to $5,000 in annual personal tax and financial planning assistance (up to $6,000 for Mr. Kitagawa). The Compensation Committee believes these benefits are appropriate and assist these officers in fulfilling their employment obligations.

Retirement Plans and Other Benefits

401(k) Plan. We also provide all of our employees, including our named executive officers, with tax-qualified retirement benefits through our 401(k) plan. All employees who meet the age and service requirements may participate in the 401(k) plan on a non-discriminatory basis. We provide a 401(k) match equal to at least 5% of a participant’s salary deferral and we may exercise our discretion to increase the amount of the match.

Employee Stock Ownership Plan. In connection with our stock offering, we implemented an employee stock ownership plan (“ESOP”), using the proceeds of a loan from Territorial Bancorp Inc. to purchase Territorial Bancorp Inc. common stock pursuant to applicable regulatory guidelines. The ESOP provides our employees with additional retirement savings in the form of our common stock and encourages employee ownership in Territorial Bancorp Inc. See “—Executive Officer Compensation—Tax-Qualified Benefit Plans—Employee Stock Ownership Plan” for further description of the terms of the employee stock ownership plan.

Supplemental Employee Stock Ownership Plan. Territorial Savings Bank adopted the Supplemental Employee Stock Ownership Plan (“Supplemental ESOP”) effective January 1, 2009 to provide certain executives with benefits that they would otherwise be entitled to under the tax-qualified employee stock ownership plan, but for limitations imposed by the Internal Revenue Code. See “Nonqualified Deferred Compensation Plans—Supplemental Employee Stock Ownership Plan” for further information about the Supplemental ESOP.

Supplemental Executive Retirement Agreement. We provide supplemental executive retirement benefits for Messrs. Kitagawa, Hirata and Nakatsuka. We provide these retirement benefits in order to remain competitive and to attract and retain these executive officers. See “Pension Benefits—Supplemental Executive Retirement Agreements” for further description of the terms of the agreements.

Pension Plan. In 2008, we froze our tax-qualified defined benefit plan such that no further benefit accruals will be earned after December 31, 2008; however, participants will continue to earn vesting credit. We made this change because many of our peer banks have also frozen or terminated their defined benefit pension plans, and we have found that a 401(k) plan and ESOP are more attractive retirement vehicles in recruiting and retaining employees.

Tax and Accounting Implications. In consultation with our advisors, we evaluate the tax and accounting treatment of each of our compensation programs at the time of adoption and on an annual basis to ensure that we understand the financial impact of the program. Our analysis includes a detailed review of recently adopted and pending changes in tax and accounting requirements. As part of our review, we consider modifications and/or alternatives to existing programs to take advantage of favorable changes in the tax or accounting environment or to avoid adverse consequences. To preserve maximum flexibility in the design and implementation of our compensation program, we have not adopted a formal policy that requires all compensation to be tax deductible. To the extent practicable, it is our intent to structure our compensation programs in a tax efficient manner. For example, stock option awards granted under the Equity Incentive Plan are intended to qualify as “performance-based compensation” for purposes of the exception to the $1 million deduction limit on compensation for our named executive officers (other than our chief financial officer) under Section 162(m) of the Internal Revenue Code of 1986, as amended. However, time-vested restricted stock awards granted under the Equity Incentive Plan generally would not qualify for the performance-based exception under Code Section 162(m).

Review of Risk Related to Compensation Policies and Procedures. The Compensation Committee of the Board of Directors is responsible for the oversight of employee compensation policies and procedures, including the determination of whether any material risk is imposed on Territorial Bancorp Inc. from our compensation policies and procedures. The Compensation Committee has reviewed our compensation policies and procedures, including those related to the payment of commissions and bonuses, and believes that any risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on Territorial Bancorp Inc. and Territorial Savings Bank.

Executive Officer Compensation

Summary Compensation Table. The table below summarizes the total compensation paid to or earned by our named executive officers for the years ended December 31, 2010, 2009 and 2008.

Name and principal position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)		Total ($)

Allan S. Kitagawa Chairman of the Board, President and Chief Executive Officer	2010	817,993	—	3,196,115	1,048,838	817,993	756,221	147,769	(7)	$6,784,929
	2009	801,954	—	—	—	561,368	698,166	147,489		2,208,977
	2008	766,080	—	—	—	527,436	654,680	22,297		1,970,493

Melvin M. Miyamoto Senior Vice President and Treasurer (principal financial officer)	2010	132,812	39,844	255,695	99,416	—	31,796	36,036	(8)	595,599
	2009	130,208	45,572	—	—	—	15,844	34,794		226,418
	2008	123,073	37,560	—	—	—	14,839	19,395		194,867

Vernon Hirata Vice Chairman, Co-Chief Operating Officer, General Counsel and Corporate Secretary	2010	288,206	—	2,109,448	783,806	288,206	167,839	74,793	(9)	3,712,298
	2009	282,555	—	—	—	197,789	130,605	67,464		678,413
	2008	269,100	—	—	—	188,370	96,846	23,662		577,978

Ralph Y. Nakatsuka Vice Chairman and Co-Chief Operating Officer	2010	288,206	—	1,853,753	745,616	288,206	135,709	67,556	(10)	3,379,046
	2009	282,555	—	—	—	197,789	122,648	62,570		665,562
	2008	269,100	—	—	—	188,370	119,521	16,985		593,976

Richard K.C. Lau Senior Vice President and Chief Lending Officer	2010	155,832	46,749	255,695	99,416	—	80,900	40,729	(11)	679,321
	2009	152,776	45,832	—	—	—	48,786	40,836		288,230
	2008	144,057	44,070	—	—	—	29,835	20,695		238,657

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(1)	For Mr. Kitagawa, includes fees payable during 2008 relating to service as Chairman of the Board.
(2)	The amounts in this column represent discretionary cash bonuses.
(3)	Reflects the aggregate grant date fair value of shares of restricted stock. The assumptions used in the valuation of these awards are included in Note 18 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010 as filed with the Securities and Exchange Commission.
(4)	Reflects the aggregate grant date fair value of option awards. The assumptions used in the valuation of these awards are included in Note 18 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010 as filed with the Securities and Exchange Commission.
(5)	The amounts in this column represent the dollar value of the cash bonus incentives earned under the Executive Incentive Compensation Plan.
(6)	For 2010, the amounts in this column for Mr. Kitagawa represent a change in value of $65,041 for the pension plan, $669,556 for the supplemental executive retirement agreement and $21,624 for above-market earnings (defined for these purposes as the difference between 7%, which is the annual amount of interest paid on the deferred account balances, and 4.24%, which is 120% of the applicable federal long-term rate for December, 2010), for Mr. Miyamoto a change in value of $31,796 for the pension plan, for Mr. Hirata a change in value of $52,002 for the pension plan, $107,036 for the supplemental executive retirement agreement and $8,801 for above-market earnings, for Mr. Nakatsuka a change in value of $1,701 for the pension plan, $134,008 for the supplemental executive retirement agreement and $0 for above-market earnings and for Mr. Lau a change in value of $80,900 for the pension plan. For 2009, the amounts in this column for Mr. Kitagawa represent a change in value of $47,178 for the pension plan, $618,722 for the supplemental executive retirement agreement and $32,266 for above-market earnings (defined for these purposes as the difference between 7%, which is the annual amount of interest paid on the deferred account balances, and 5.02%, which is 120% of the applicable federal long-term rate), for Mr. Miyamoto a change in value of $15,844 for the pension plan, for Mr. Hirata a change in value of $26,366 for the pension plan, $98,338 for the supplemental executive retirement agreement and $5,901 for above-market earnings, for Mr. Nakatsuka a change in value of $821 for the pension plan, $121,827 for the supplemental executive retirement agreement and $0 for above-market earnings and for Mr. Lau a change in value of $48,786 for the pension plan. For 2008, the amounts in this column for Mr. Kitagawa represent a change in value of $58,302 for the pension plan, $571,249 for the supplemental executive retirement agreement and $25,129 for above-market earnings (defined for these purposes as the difference between 7%, which is the annual amount of interest paid on the deferred account balances, and 5.35%, which is 120% of the applicable federal long-term rate), for Mr. Miyamoto a change in value of $14,839 for the pension plan, for Mr. Hirata a change in value of $26,730 for the pension plan, $65,520 for the supplemental executive retirement agreement and $4,596 for above-market earnings, for Mr. Nakatsuka a change in value of $9,640 for the pension plan, $109,881 for the supplemental executive retirement agreement and $0 for above-market earnings and for Mr. Lau a change in value of $29,835 for the pension plan.
(7)	Includes $1,163 for 401(k) plan matching contributions, $1,534 for long-term care premiums, $4,703 for health insurance premiums, $1,323 for long-term disability insurance premiums, $755 for basic life insurance premiums, $2,880 for personal use of company automobile, $9,536 for club dues and fees, $1,370 for cell phone reimbursement, $0 for spousal travel expense, $22,815 for ESOP allocations, $88,802 for non-qualified supplemental ESOP allocations, and $12,888 for cash dividends paid on unvested shares of restricted stock.
(8)	Includes $1,163 for 401(k) plan matching contributions, $773 for long-term care premiums, $4,703 for health insurance premiums, $649 for long-term disability insurance premiums, $519 for basic life insurance premiums, $7,200 for automobile allowance, $2,760 for parking, $17,238 for ESOP allocations, and $1,031 for cash dividends paid on unvested shares of restricted stock.
(9)	Includes $1,163 for 401(k) plan matching contributions, $1,195 for long-term care premiums, $4,703 for health insurance premiums, $1,323 for long-term disability insurance premiums, $755 for basic life insurance premiums, $11,448 for personal use of company automobile, $1,703 for club dues and fees, $1,053 for cell phone reimbursement, $0 for spousal travel expense, $22,815 for ESOP allocations, $20,129 for non-qualified supplemental ESOP allocations and $8,506 for cash dividends paid on unvested shares of restricted stock.
(10)	Includes $1,163 for 401(k) plan matching contributions, $1,231 for long-term care premiums, $7,044 for health insurance premiums, $1,323 for long-term disability insurance premiums, $755 for basic life insurance premiums, $2,199 for personal use of company automobile, $3,267 for club dues and fees, $907 for cell phone reimbursement, $0 for spousal travel expense, $22,815 for ESOP allocations, $19,377 for non-qualified supplemental ESOP allocations and $7,475 for cash dividends paid on unvested shares of restricted stock.
(11)	Includes $1,163 for 401(k) plan matching contributions, $1,186 for long-term care premiums, $4,703 for health insurance premiums, $761 for long-term disability insurance premiums, $396 for basic life insurance premiums, $7,200 for automobile allowance, $2,760 for parking, $1,822 for club dues and fees $19,707 for ESOP allocations and $1,031 for cash dividends paid on unvested shares of restricted stock.

Amounts included in the “Stock Awards” and “Option Awards” columns represent grants under our 2010 Equity Incentive Plan. Despite the fact that these grants vest over a six-year period beginning August 19, 2010, and despite the fact that the annual financial statement expense that we are required to recognize for these grants is approximately one-sixth of the amount shown in the Summary Compensation Table, recent amendments to Securities and Exchange Commission regulations require that we report the full grant date fair value of shares of restricted stock and stock options in the year in which such grants are made. Thus, in the normal course, we expected that we will only be required to recognize one-sixth of the amount shown in the Summary Compensation Table on our financial statements for each year from 2010 through 2016, when the awards become fully vested. Because none of the restricted stock grantees made an election to accelerate tax recognition under Section 83(b) of the Internal Revenue Code, the restricted stock grants are not recognized as income to the grantees until the award vests. Therefore, for the year ended December 31, 2010, despite the amount reported in the Summary Compensation Table above, with the exception of dividends received on unvested restricted stock, which is included in the “All other compensation” column, the economic value of compensation related to shares of restricted stock reported to the Internal Revenue Service on the 2010 Forms W-2 for income tax purposes for Messrs. Kitagawa, Miyamoto, Hirata, Nakatsuka and Lau was $0. Stock option grants are also not treated as taxable income in the year of grant, so for the year ended December 31, 2010, despite the amount reported in the Summary Compensation Table above, the economic value of compensation related to the award of stock options reported to the Internal Revenue Service on the 2010 Forms W-2 for income tax purposes for Messrs. Kitagawa, Miyamoto, Hirata, Nakatsuka and Lau was $0. For a detailed discussion of the Compensation Committee’s rationale in making these awards, see “Compensation Discussion and Analysis – Long-Term Equity-Based Incentive Compensation,” above.

Plan-Based Awards. The following table sets forth for the year ended December 31, 2010 certain information as to grants of plan-based awards for the named executive officers.

GRANTS OF PLAN-BASED AWARDS FOR THE YEAR ENDED DECEMBER 31, 2010
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All other stock awards: number of shares or units (#)	All other option awards: number of securities underlying options (#)	Exercise or base price of option awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)

Allan S. Kitagawa	08/19/2010	—	408,997	817,993	184,108	205,979	17.36	4,244,953

Melvin M. Miyamoto	08/19/2010	—	—	—	14,729	19,524	17.36	355,111

Vernon Hirata	08/19/2010	—	144,103	288,206	121,512	153,930	17.36	2,893,254

Ralph Y. Nakatsuka	08/19/2010	—	144,103	288,206	106,783	146,430	17.36	2,599,369

Richard K.C. Lau	08/19/2010	—	—	—	14,729	19,524	17.36	355,111

(1)	On an annual basis, Messrs. Kitagawa, Hirata and Nakatsuka are eligible to receive incentive cash bonuses under the Executive Incentive Compensation Plan. Mr. Miyamoto and Mr. Lau do not participate in the plan.

For the year ended December 31, 2010, cash payments under our Executive Incentive Compensation Plan were paid in February 2011 in the amounts listed in the “Summary Compensation Table.” For a discussion of this plan, see “Compensation Discussion and Analysis—Cash Bonuses under our Executive Incentive Compensation Plan” and “Executive Officer Compensation—Executive Incentive Compensation Plan.”

Equity awards set forth in the table above were granted pursuant to the Territorial Bancorp Inc. 2010 Equity Incentive Plan on August 19, 2010. All of the awards are subject to a six-year vesting schedule, beginning on August 19, 2010. Awards become fully vested upon death, disability or change in control (as defined in the plan), but do not automatically vest upon retirement. Awards may continue to vest if the named executive officer continues to provide post-retirement consulting services, at our request. We may request such services when the named executive officer retires, because, among other reasons, we may believe that the individual’s tenure with us and expertise may be a valuable and unique resource that we may wish to continue to rely upon after the named executive officer’s retirement in order to maintain our stability, growth and success. Structuring the vesting schedule in this manner avoids an immediate financial statement expense, which we otherwise may have incurred if certain grants had provided for accelerated vesting upon retirement, due to the fact that some of our named executive officers are close to what many people might consider normal retirement age. In addition, for all of the 2010 grants, 50% of each award (net of taxes) must be retained by the grantee until termination of employment. The long vesting period, no automatic vesting upon retirement, and the mandatory holding requirement for 50% of each award, are all intended to ensure that the grants are viewed as long term incentive compensation. Stock option grants are intended to be incentive stock options to the extent permissible under applicable law. Stock options are generally exercisable for three months after termination of employment and for one year following death or disability. Restricted stock granted pursuant to a restricted stock award is entitled to vote and to receive dividends, even while the award is unvested. The rate of dividends paid on shares of restricted stock is not preferential. For the year ended December 31, 2010, the aggregate grant date fair value of grants of restricted stock and stock options in the table above are also included in the amounts listed in the “Summary Compensation Table.” For a discussion of this Plan, see “Compensation Discussion and Analysis—Long Term Equity-Based Incentive Compensation” and “Executive Officer Compensation—Equity Incentive Plan.”

Outstanding Equity Awards at Year End. The following table sets forth information with respect to outstanding equity awards as of December 31, 2010 for the Named Executive Officers.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2010
Name	Option Awards				Stock Awards
	Number of securities underlying unexercised options exercisable (#)	Number of securities underlying unexercised options unexercisable (#) (1)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)(1)	Market value of shares or units of stock that have not vested ($)(2)
Allan S. Kitagawa	—	205,979	17.36	08/19/2021	184,108	3,665,590
Melvin M. Miyamoto	—	19,524	17.36	08/19/2021	14,729	293,254
Vernon Hirata	—	153,930	17.36	08/19/2021	121,512	2,419,304
Ralph Y. Nakatsuka	—	146,430	17.36	08/19/2021	106,783	2,126,050
Richard K.C. Lau	—	19,524	17.36	08/19/2021	14,729	293,254

(1)	Unexercisable options and shares of restricted stock will vest equally over a six-year period beginning August 19, 2010.
(2)	The closing price of our stock on December 31, 2010 was $19.91 per share.

For the year ended December 31, 2010, the aggregate grant date fair value of grants of restricted stock and stock options in the table above are also included in the amounts listed in the “Summary Compensation Table.” For a discussion of this Plan, see “Compensation Discussion and Analysis—Long-Term Equity-Based Incentive Compensation,” “Executive Officer Compensation—Equity Incentive Plan,” and “Plan Based Awards,” above.

Employment Agreements. Territorial Savings Bank has entered into separate employment agreements with Messrs. Kitagawa, Hirata and Nakatsuka (referred to below as the “executives” or “executive”). Territorial Bancorp Inc. has entered into separate employment agreements with each executive, which have essentially identical provisions as the Territorial Savings Bank agreements, except that the employment agreements will provide that Territorial Bancorp Inc. will make any payments not made by Territorial Savings Bank under its agreements with the executives and that the executives will not receive any duplicate payments. Our continued success depends to a significant degree on the skills and competence of these officers, and the employment agreements are intended to ensure that we maintain a stable management base following the offering. The discussion below addresses the employment agreements for each executive with Territorial Savings Bank and Territorial Bancorp Inc.

The employment agreements each provide for three-year terms, subject to annual renewal by the Board of Directors for an additional year beyond the then-current expiration date. The 2010 base salaries under the employment agreements are $817,993 for Mr. Kitagawa, $288,206 for Mr. Hirata and $288,206 for Mr. Nakatsuka. The agreements also provide for participation in employee benefit plans and programs maintained for the benefit of senior management personnel, including discretionary bonuses, participation in stock-based benefit plans, and certain fringe benefits as described in the agreements.

Upon termination of an executive’s employment for cause, as defined in each of the agreements, the executive will receive no further compensation or benefits under the agreement.

If we terminate the executive for reasons other than for cause or if the executive terminates voluntarily under specified circumstances that constitute constructive termination, the executive will receive an amount equal to the base salary and cash bonus and employer contributions to benefit plans that would have been payable for the remaining term of the agreement. We will also continue to pay for each executive’s life, health and dental coverage for up to three years, with the executive responsible for his share of the employee premium.

If the executive terminates employment for any reason other than for cause within 12 months following a change in control, the executive will receive the greater of (a) the amount he would have received if we terminated the executive for a reason other than for cause or if the executive voluntarily terminated under specified circumstances that constitute constructive termination (as described in the immediately preceding paragraph), or (b) three times his prior five-year average of taxable compensation less one dollar. We will also continue to pay for each executive’s life, health and dental coverage for up to three years, with the executive responsible for his share of the employee premium.

Upon termination of employment (other than a termination in connection with a change in control), each executive will be required to adhere to a one-year non-competition provision. The executive will be required to release us from any and all claims in order to receive any payments and benefits under their agreements. We will agree to pay all reasonable costs and legal fees of the executives in relation to the enforcement of the employment agreements, provided the executives succeed on the merits in a legal judgment, arbitration proceeding or settlement. The employment agreements also provide for indemnification of the executives to the fullest extent legally permissible.

Separation Pay Plan. The Territorial Savings Bank Separation Pay Plan provides severance benefits to eligible employees whose employment is involuntarily terminated within 24 months after a change in control of Territorial Bancorp Inc. All regular employees who do not receive severance pay under an employment or change in control agreement are participants in this plan. Terminated employees will receive a severance payment of one month of base compensation for each year of service, up to a maximum of 24 months of base compensation, and employees who are at the level of Senior Vice President or above will receive a minimum severance payment of 12 months of base compensation. In addition, terminated employees who are at the level of Senior Vice President and above will also be eligible to continue to participate in our health insurance plan for up to one year, with the employee responsible for his share of the employee premium.

Executive Incentive Compensation Plan. Territorial Savings Bank maintains the Executive Incentive Compensation Plan (the “EICP”). Messrs. Kitagawa, Hirata and Nakatsuka are currently the only participants in the EICP. For further information, see “Compensation Discussion and Analysis—Cash Bonuses under our Executive Incentive Compensation Plan.”

Pension Benefits

The following table sets forth the actuarial present value of each named executive officer’s accumulated benefit under our pension plan, along with the number of years of credited service, and for Messrs. Kitagawa, Hirata and Nakatsuka, the value of their benefits in each of their supplemental executive retirement agreements.

Pension Benefits At And For The Year Ended December 31, 2010
Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit (1)($)	Payments During Last Fiscal Year ($)

Allan S. Kitagawa	Pension Plan Supplemental Executive Retirement Agreement	23 N/A	750,328 6,054,278	$	— —

Melvin M. Miyamoto	Pension Plan	26	238,379		—

Vernon Hirata	Pension Plan Supplemental Executive Retirement Agreement	23 N/A	399,695 728,986		— —

Ralph Y. Nakatsuka	Pension Plan Supplemental Executive Retirement Agreement	3 N/A	12,162 365,716		— —

Richard K.C. Lau	Pension Plan	27	627,766		—

(1)	Present value of accumulated benefits under the pension plan and the supplemental executive retirement agreement as of December 31, 2010, determined using interest rate and mortality rate assumptions consistent with those used for our financial reporting purposes, assuming that the executive’s normal retirement age is his retirement date. The valuation method and all material assumptions applied in quantifying the present value of the current accrued benefit are set forth in the footnotes to the consolidated financial statements.

Pension Plan. Territorial Savings Bank sponsors the Territorial Savings Bank Employee Retirement Plan, a defined benefit pension plan that covers substantially all of our employees. Employees become eligible for participation in the pension plan on the first day of the calendar month on or after completing one year of service and attaining age 21. Effective December 31, 2008, the pension plan was frozen, such that no further benefit accruals will be earned after that date; however, participants will continue to earn vesting credit.

Participants in the pension plan become fully vested in their retirement benefits upon completion of five years of service. They also become 100% vested upon attaining age 65 or upon death. A participant who terminates employment on or after reaching age 65 is entitled to the full retirement benefit. A participant’s normal retirement benefit is generally based on a formula that takes into account the amount credited under the pension plan for service before January 1, 1984 and the amount credited under the pension plan for service from 1984 to 1998 and the amount credited from 1998 to 2008, as well as salary and certain other compensation. The plan does not grant additional years of service for any purpose.

The pension plan permits early retirement at age 55. Participants who retire after age 65 will be entitled to the full amount of their benefit, generally calculated through their late retirement date. Eligible participants who elect an early retirement benefit will receive a reduced normal retirement benefit. As of December 31, 2010, Messrs. Hirata, Nakatsuka and Miyamoto was each eligible for early retirement, and Messrs. Kitagawa and Lau was each eligible for normal retirement.

The normal form of retirement for participants who are not married is a single life annuity. The normal form of retirement benefit for participants who are married is a 50% joint and survivor annuity. Other optional forms of benefit are available, such as an early retirement benefit, and all optional forms of benefit are the actuarial equivalent of the normal form (e.g., a participant does not receive more or less by selecting an optional form of benefit). In the event of the participant’s death, benefits normally will be paid to the participant’s spouse unless the spouse consents to an alternative beneficiary in writing. In the event of death any time after a participant is vested or eligible for a pension benefit, provided the participant has been married for at least one year and provided that benefits have not commenced at the time of death, the participant’s spouse may either receive the full benefit when the participant would have reached age 65 or receive a reduced benefit anytime after the deceased participant would have attained age 55.

For the 2010 plan year, we made no contributions to the pension plan.

Supplemental Executive Retirement Agreements. We provide supplemental executive retirement benefits to each of Messrs. Kitagawa, Hirata and Nakatsuka. Under Mr. Kitagawa’s agreement, he is entitled to receive an amount equal to the present value of $600,000 per year for 15 years payable in a lump sum on the first day of the month upon retirement after attaining age 66. Under the agreements with Messrs. Hirata and Nakatsuka, each executive will receive an annual benefit upon retirement after age 66 equal to 65% of the average of his compensation for the three years immediately preceding his termination of employment reduced by the sum of the benefits payable under the pension plan and Social Security benefits. Mr. Hirata’s benefits will be paid in monthly installments for 15 years and Mr. Nakatsuka will receive a lump sum equal to the present value of installments over 15 years.

Each executive may also retire early, before attaining age 66, and receive a reduced benefit. Mr. Kitagawa will receive the amount accrued for accounting purposes as of the end of the calendar year before his termination of employment, payable in a lump sum. Messrs. Hirata’s and Nakatsuka’s benefits are reduced by a fraction, the numerator of which is completed years of service and the denominator of which is the executive’s potential years of service if he had remained employed until age 66, with such benefits paid by lump sum for Mr. Nakatsuka and in installments for Mr. Hirata over 15 years.

For Mr. Kitagawa, if his employment is terminated within three years following a change in control, he will receive his normal retirement benefit. Messrs. Hirata and Nakatsuka will each receive 65% of their final average compensation projected to age 66, without any reduction for amounts payable under the pension plan or Social Security. All amounts are paid as a lump sum except Mr. Hirata will receive installments for 15 years. The agreements contain change of control “tax gross up” provisions such that if a payment to any of the three executives exceeds the limit on such payments pursuant to Internal Revenue Code Section 280G, and thereby imposes an excise tax on the officer, Territorial Savings Bank, or its successor, will pay such executive additional amounts to compensate for the excise tax.

In the event of disability or death, Messrs. Hirata and Nakatsuka will receive the same benefit as if they had terminated employment following a change in control. Upon death, Mr. Kitagawa will receive a lump-sum payment equal to the present value of his projected normal retirement benefit and upon disability Mr. Kitagawa will receive a lump sum equal to the amount accrued for accounting purposes under the plan.

No benefits are payable in the event of a termination for cause.

Nonqualified Deferred Compensation Plans

The following table provides information with respect to each nonqualified deferred compensation plan in which the named executive officers participated in 2010.

Nonqualified Deferred Compensation At And For The Year Ended December 31, 2010
Name	Plan Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year (1)	Aggregate Withdrawals/ Distributions		Aggregate Balance at Last Fiscal Year End (2)

Allan S. Kitagawa	Executive Deferred Incentive Agreement	$—	$—	$54,842	$1,798,521	(3)	$—

Vernon Hirata	Executive Deferred Incentive Agreement	—	—	22,322	—		341,211

(1)	The amounts in this column include above-market earnings for the executive deferred incentive agreements in the amount of $21,624 and $8,801 for Messrs. Kitagawa and Hirata, respectively, which amounts have been reported as compensation for the year ended December 31, 2010 in the Summary Compensation Table. The account balances accrue interest at the rate of 7% per year. We ceased making contributions to the agreements for calendar years beginning after 2006 (other than the interest crediting).
(2)	Amounts attributed to above-market earnings have been reported as compensation for the years ended December 31, 2010, 2009 and 2008 in the Summary Compensation Table.
(3)	The amount in this column was paid to Mr. Kitagawa in 2010, upon his attainment of age 65. This amount was not included in the Summary Compensation Table, above, because payments of previously accrued amounts are not treated as current year compensation, in accordance with applicable Securities and Exchange Commission rules.

Executive Deferred Incentive Agreement. We provide executive deferred incentive benefits to each of Mr. Kitagawa and Mr. Hirata. Each individual’s agreement was frozen effective August 29, 2007. Before the agreements were frozen, each agreement provided for the grant of annual cash awards equal to a specified percentage of base salary, based on the attainment of established criteria. Payment of all awards is deferred until the earlier of:

•	normal retirement age,

•	early termination,

•	separation from service within three years following a change in control,

•	termination due to disability, or

•	death, when the executive will receive a lump sum.

In 2010, Mr. Kitagawa was paid his entire benefit under his frozen Executive Deferred Incentive Agreement because he attained age 65 in 2010.

Supplemental Employee Stock Ownership Plan. Territorial Savings Bank adopted the Supplemental Employee Stock Ownership Plan (“Supplemental ESOP”) effective January 1, 2009 to provide certain executives with benefits that they otherwise would be entitled to under the tax-qualified Employee Stock Ownership Plan (“ESOP”), but for limitations imposed by the Internal Revenue Code. During 2010, three employees participated in the Supplemental ESOP. The Compensation Committee of the Board of Directors of Territorial Savings Bank administers the Supplemental ESOP. Each year, participants in the Supplemental ESOP are credited with a dollar amount equal to the difference between the value of the shares of Territorial Bancorp Inc. common stock that would have been allocated to the participant under the tax-qualified ESOP, but for the limitations imposed by the Internal Revenue Code, and the actual value of shares of Territorial Bancorp Inc. common stock allocated to the participant under the ESOP for the relevant plan year. Participants in the Supplemental ESOP may direct the investment of their Supplemental ESOP accounts among a select group of broadly diversified mutual funds selected by the Compensation Committee. Benefits are generally payable in a cash lump sum within 90 days of the first to occur of (i) the participant’s separation from service; (ii) the participant’s death; (iii) the participant’s disability; or (iv) a change in control of Territorial Savings Bank or Territorial Bancorp Inc., but, in order to comply with Section 409A of the Internal Revenue Code, payments will be delayed for six months for any “specified employee” (as defined in Section 409A of the Internal Revenue Code).

Potential Payments on Termination or Change in Control

Assuming that each of our named executive officers terminated employment as of December 31, 2010, they would be entitled to certain payments and benefits. The following tables set forth payments that would have been made to Messrs. Kitagawa, Hirata and Nakatsuka pursuant to their employment agreements had their employment been terminated for the following reasons as of December 31, 2010. No other named executive officer was a party to an employment agreement as of December 31, 2010. There are no payments or benefits payable solely on account of a change in control.

Allan S. Kitagawa

Payments and Benefits	Voluntary Termination or Retirement	Involuntary Termination for Cause	Involuntary Termination Without Cause or Termination by the Executive for Good Reason	Change in Control With Termination of Employment	Termination Upon Death (3)	Termination Upon Disability (4)
Severance Pay (1)	$—	$—	$4,030,890	$4,244,263	$136,332	$—
Medical, Dental, Life Insurance Continuation (2)	—	—	16,374	16,374	—	—
Life Insurance Benefits	—	—	—	—	290,000	—
Accelerated Vesting of Options (5)	—	—	—	525,246	525,246	525,246
Accelerated Vesting of Restricted Stock (6)	—	—	—	3,665,590	3,665,590	3,665,590

Total	$—	$—	$4,047,264	$8,451,473	$4,617,168	$4,190,836

Melvin M. Miyamoto

Payments and Benefits	Voluntary Termination or Retirement	Involuntary Termination for Cause	Involuntary Termination Without Cause or Termination by the Executive for Good Reason	Change in Control With Termination of Employment	Termination Upon Death (3)	Termination Upon Disability (4)
Severance Pay (1)	$—	$—	$—	$265,625	$—	$—
Medical, Dental, Life Insurance Continuation (2)	—	—	—	4,703	—	—
Life Insurance Benefits	—	—	—	—	200,000	—
Accelerated Vesting of Options (5)	—	—	—	49,786	49,786	49,786
Accelerated Vesting of Restricted Stock (6)	—	—	—	293,254	293,254	293,254

Total	$—	$—	$—	$613,368	$543,040	$343,040

Vernon Hirata

Payments and Benefits	Voluntary Termination or Retirement	Involuntary Termination for Cause	Involuntary Termination Without Cause or Termination by the Executive for Good Reason	Change in Control With Termination of Employment	Termination Upon Death (3)	Termination Upon Disability (4)
Severance Pay (1)	$—	$—	$1,221,436	$1,221,436	$48,034	$1,572,618
Medical, Dental, Life Insurance Continuation (2)	—	—	16,374	16,374	—	36,690
Life Insurance Benefits	—	—	—	—	290,000	—
Accelerated Vesting of Options (5)	—	—	—	392,522	392,522	392,522
Accelerated Vesting of Restricted Stock (6)	—	—	—	2,419,304	2,419,304	2,419,304

Total	$—	$—	$1,237,810	$4,049,636	$3,149,860	$4,421,134

Ralph Y. Nakatsuka

Payments and Benefits	Voluntary Termination or Retirement	Involuntary Termination for Cause	Involuntary Termination Without Cause or Termination by the Executive for Good Reason	Change in Control With Termination of Employment	Termination Upon Death (3)	Termination Upon Disability (4)
Severance Pay (1)	$—	$—	$1,171,268	$1,171,268	$48,034	$2,304,990
Medical, Dental, Life Insurance Continuation (2)	—	—	23,397	23,397	—	76,843
Life Insurance Benefits	—	—	—	—	290,000	—
Accelerated Vesting of Options (5)	—	—	—	373,397	373,397	373,397
Accelerated Vesting of restricted Stock (6)	—	—	—	2,126,050	2,126,050	2,126,050

Total	$—	$—	$1,194,665	$3,694,112	$2,837,481	$4,881,280

Richard K.C. Lau

Payments and Benefits	Voluntary Termination or Retirement	Involuntary Termination for Cause	Involuntary Termination Without Cause or Termination by the Executive for Good Reason	Change in Control With Termination of Employment	Termination Upon Death (3)	Termination Upon Disability (4)
Severance Pay (1)	$—	$—	$—	$311,663	$—	$—
Medical, Dental, Life Insurance Continuation (2)	—	—	—	—	—	—
Life Insurance Benefit	—	—	—	—	152,500	—
Accelerated Vesting of Options (5)	—	—	—	49,786	49,786	49,786
Accelerated Vesting of Restricted Stock (6)	—	—	—	293,254	293,254	293,254

Total	$—	$—	$—	$654,704	$495,541	$343,041

(1)

These severance payments are payable if the executive’s employment is terminated either (i) by Territorial Savings Bank or Territorial Bancorp Inc. for any reason other than cause, death or disability or (ii) by the executive if Territorial Savings Bank or Territorial Bancorp Inc. takes certain adverse actions (a “good reason” termination). The Involuntary Termination Without Cause or Termination by the Executive for Good Reason column represents a lump sum payment equal to the base salary and bonus and retirement benefits the executive would have received for the remaining term of his employment agreement, which, as of December 31, 2010, was 25 months for each of Messrs. Kitagawa, Hirata and Nakatsuka. The Change in Control With Termination of Employment column represents the greater of (a) the amount shown in the Involuntary Termination Without Cause or Termination by the Executive for Good Reason column, or (b) a lump sum payment equal to three times the executive’s prior five-year average of taxable compensation less one dollar. The amounts are not discounted to present value. Messrs. Kitagawa, Hirata and Nakatsuka would also be entitled to a gross-up payment of approximately $9,344, $227,162 and $878,443, respectively, in the event of a change in control and termination of employment. The amounts shown in the above tables are based on the terms of the amended Territorial Savings Bank employment agreements, which were adopted on October 29, 2008, and the Territorial Bancorp Inc. employment agreements adopted on November 13, 2009. Messrs. Miyamoto and Lau do not have employment agreements that provide severance benefits. However, under our Separation Pay Plan, Messrs. Miyamoto and Lau would have been entitled to 24 months of severance pay and 12 months of subsidized continued health insurance coverage if their employment terminated as of December 31, 2010 and if a change in control had occurred.

(2)	Represents the estimated cost of continuing medical, dental and life insurance premiums for three years for each executive. The estimated costs do not assume an increase in current premiums and the amounts have not been discounted to present value.
(3)	If the executive’s employment is terminated due to death, the executive’s beneficiaries or estate will receive an amount equal to sixty days of the executive’s current base salary.
(4)	Mr. Kitagawa would not receive disability severance payments under his employment agreement because he already attained age 65. The Termination Upon Disability column represents the total amount of disability benefits payable and the amount has not been discounted to present value. In addition, under each of Messrs. Hirata’s and Nakatsuka’s employment agreements, coverage under our life insurance, non-taxable medical, health and dental plans would continue in the same manner in which the executive received coverage on the last day of his employment, under the same cost-sharing arrangement as was in effect on that date, until the earlier of the executive’s return to full-time employment with us, employment by another employer, death, or attainment of normal retirement age. The number shown above reflects continued coverage through age 65 for each of Messrs. Hirata and Nakatsuka. Messrs. Miyamoto and Lau do not have employment agreements that provide any disability benefits.
(5)	The assumptions used in the valuation of the stock option awards are included in Note 18 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010 as filed with the Securities and Exchange Commission, determined as of December 31, 2010. A Black-Scholes value of $5.09 per share was used for valuing the options as of December 31, 2010.
(6)	The value of the unvested restricted stock is equal to our stock price on December 31, 2010 (i.e., $19.91 per share), multiplied by the number of unvested shares held by the executive.

The above table does not include the value of the benefits to be paid under supplemental employee retirement agreements in the event an executive terminates employment due to early retirement, disability, change in control or death, which had an estimated present value of $6,054,278 for early retirement and $6,349,107 for disability, change in control and death for Mr. Kitagawa, and $1,015,193, $1,896,305, $1,896,305 and $2,917,392, respectively, for Mr. Hirata and $410,912, $1,874,371, $1,874,371 and $2,883,648, respectively, for Mr. Nakatsuka as of December 31, 2010. Neither Mr. Kitagawa, Mr. Hirata or Mr. Nakatsuka would have been entitled to a normal retirement benefit under the supplemental executive retirement agreements as of December 31, 2010. Messrs. Kitagawa’s and Nakatsuka’s benefits are payable by lump sum and Mr. Hirata’s benefits are payable over 15 years. The present value amounts shown for Mr. Hirata represent the present value of the 15 years of payments to be made to him. In addition, the above table does not include $341,211 to be paid to Mr. Hirata under his Executive Deferred Incentive Agreement in the event he terminates employment due to normal or early retirement, disability, change in control or death. Mr. Kitagawa was paid his Executive Deferred Incentive Agreement benefits in 2010 due to his attainment of age 65 in 2010.

Tax-Qualified Benefit Plans

Territorial Savings Bank Profit Sharing and 401(k) Plan. We sponsor the Territorial Savings Bank Profit Sharing and 401(k) Plan, a tax-qualified defined contribution plan, for all employees who have satisfied the plan’s eligibility requirements. Employees may begin deferring their compensation and are eligible to receive matching contributions and profit sharing contributions as of the first day of the month following the completion of 12 months of employment during which they worked at least 1,000 hours. All contributions are 100% vested.

Employee Stock Ownership Plan. Effective January 1, 2009, Territorial Savings Bank adopted an employee stock ownership plan for eligible employees. Eligible employees who have attained age 21 and were employed by us as of January 1, 2009 will begin participation in the employee stock ownership plan on the later of the effective date of the employee stock ownership plan or upon the first entry date commencing on or after the eligible employee’s completion of 1,000 hours of service during a continuous 12-month period.

The employee stock ownership plan trustee purchased, on behalf of the employee stock ownership plan, 978,650 shares of Territorial Bancorp Inc. common stock issued in the offering. The employee stock ownership plan funded its stock purchase with a loan from Territorial Bancorp Inc. equal to the aggregate purchase price of the common stock. The loan will be repaid principally through Territorial Savings Bank’s contribution to the employee stock ownership plan and dividends payable on common stock held by the employee stock ownership plan over the anticipated 20-year term of the loan. The interest rate for the employee stock ownership plan loan is an adjustable rate equal to the prime rate, as published in The Wall Street Journal, which adjusts annually.

The trustee holds the shares purchased by the employee stock ownership plan in an unallocated suspense account, and shares will be released from the suspense account on a pro-rata basis as we repay the loan. The trustee will allocate the shares released among participants on the basis of each participant’s proportional share of compensation relative to all participants. Participants become 100% vested upon the completion of three years of service. Participants who were employed by Territorial Savings Bank immediately prior to the offering will receive credit for vesting purposes for years of service prior to adoption of the employee stock ownership plan. Participants also will become fully vested automatically upon normal retirement, death or disability, a change in control, or termination of the employee stock ownership plan. Generally, participants will receive distributions from the employee stock ownership plan upon separation from service. The employee stock ownership plan reallocates any unvested shares forfeited upon termination of employment among the remaining participants.

The employee stock ownership plan permits participants to direct the trustee as to how to vote the shares of common stock allocated to their accounts. The trustee votes unallocated shares and allocated shares for which participants do not provide instructions on any matter in the same ratio as those shares for which participants provide instructions, subject to fulfillment of the trustee’s fiduciary responsibilities.

Under applicable accounting requirements, Territorial Savings Bank records compensation expense for the employee stock ownership plan at the fair market value of the shares as they are committed to be released from the unallocated suspense account to participants’ accounts. The compensation expense resulting from the release of the common stock from the suspense account and allocation to plan participants results in a corresponding reduction in Territorial Bancorp Inc.’s earnings.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis that is required by the rules established by the Securities and Exchange Commission. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy report.

Compensation Committee of the Board of Directors of

Territorial Bancorp Inc.

Harold H. Ohama (Chairman)

Howard Y. Ikeda

Kirk W. Caldwell

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee determines the salaries to be paid each year to the Chief Executive Officer and those executive officers who report directly to the Chief Executive Officer. The Compensation Committee consists of Directors Ohama, who serves as Chairman, Caldwell, who serves as Vice-Chairman and Ikeda. None of these individuals was an officer or employee of Territorial Bancorp Inc. during the year ended December 31, 2010, or is a former officer of Territorial Bancorp Inc. For the year ended December 31, 2010, none of the members of the Compensation Committee had any relationship requiring disclosure under “Transactions with Certain Related Persons.”

During the year ended December 31, 2010, (i) no executive officer of Territorial Bancorp Inc. served as a member of the Compensation Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, one of whose executive officers served on the Compensation Committee of Territorial Bancorp Inc.; (ii) no executive officer of Territorial Bancorp Inc. served as a director of another entity, one of whose executive officers served on the Compensation Committee of Territorial Bancorp Inc.; and (iii) no executive officer of Territorial Bancorp Inc. served as a member of the Compensation Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, one of whose executive officers served as a director of Territorial Bancorp Inc.

Section 16(a) Beneficial Ownership Reporting Compliance

Our executive officers and directors and beneficial owners of greater than 10% of the outstanding shares of common stock are required to file reports with the Securities and Exchange Commission disclosing beneficial ownership and changes in beneficial ownership of our common stock. Securities and Exchange Commission rules require disclosure if an executive officer, director or 10% beneficial owner fails to file these reports on a timely basis.

Based solely on the review of copies of the reports we have received and written representations provided to us from the individuals required to file the reports, we believe that each of our executive officers and directors has complied with applicable reporting requirements for transactions in Territorial Bancorp Inc. common stock during the year ended December 31, 2010.

Transactions with Certain Related Persons

The Sarbanes-Oxley Act of 2002 generally prohibits us from making loans to our executive officers and directors, but it contains a specific exemption from such prohibition for loans made by Territorial Savings Bank to our executive officers and directors in compliance with federal banking regulations.

At December 31, 2010, all of our loans to directors and executive officers were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Territorial Savings Bank, and did not involve more than the normal risk of collectability or present other unfavorable features. These loans were performing according to their original terms at December 31, 2010, and were made in compliance with federal banking regulations.

Pursuant to Territorial Bancorp Inc.’s Policy and Procedures for Approval of Related Person Transactions, the Audit Committee periodically reviews, no less frequently than twice a year, a summary of transactions in excess of $50,000 with our directors, executive officers and their family members, for the purpose of determining whether the transactions are within our policies and should be ratified and approved. Additionally, pursuant to our Code of Ethics and Business Conduct, all of our executive officers and directors must disclose any existing or emerging conflicts of interest to our Chairman of the Board and Chief Executive Officer. Such

potential conflicts of interest include, but are not limited to, the following: (i) our conducting business with or competing against an organization in which a family member of an executive officer or director has an ownership or employment interest and (ii) the ownership of more than 1% of the outstanding securities or 5% of total assets of any business entity that does business with or is in competition with us.

Nominating and Corporate Governance Committee Procedures

General

It is the policy of the Nominating and Corporate Governance Committee of the Board of Directors of the Company to consider director candidates recommended by stockholders who appear to be qualified to serve on the Company’s Board of Directors. The Nominating and Corporate Governance Committee, which is comprised solely of non-employee directors, all of whom the Board has determined are independent in accordance with the listing standards of the Nasdaq Stock Market, Inc., may choose not to consider an unsolicited recommendation if no vacancy exists on the Board of Directors and the Nominating and Corporate Governance Committee does not perceive a need to increase the size of the Board of Directors. To avoid the unnecessary use of the Nominating and Corporate Governance Committee’s resources, the Nominating and Corporate Governance Committee will consider only those director candidates recommended in accordance with the procedures set forth below.

Diversity Considerations

In identifying candidates for Director, the Nominating and Corporate Governance Committee and the Board of Directors takes into account (1) the comments and recommendations of Board members regarding the qualifications and effectiveness of the existing Board of Directors or additional qualifications that may be required when selecting new Board members, (2) the requisite expertise and diversity of the Board of Directors’ overall membership composition, (3) the independence of outside Directors and other possible conflicts of interest of existing and potential members of the Board of Directors and (4) all other factors it considers appropriate. The Company does not have a written policy for executing this responsibility because it believes that the most appropriate process will depend on the circumstances surrounding each such decision.

Procedures to be Followed by Stockholders

To submit a recommendation of a director candidate to the Nominating and Corporate Governance Committee, a stockholder should submit the following information in writing to the main office of the Company, addressed to the Chairman of the Nominating and Corporate Governance Committee, care of the Corporate Secretary, Territorial Bancorp Inc., P.O. Box 135040, Honolulu, Hawaii 96801:

(1)	A statement that the writer is a stockholder and is proposing a candidate for consideration by the Committee;

(2)	The name and address of the stockholder as they appear on the Company’s books, and number of shares of the Company’s common stock that are owned beneficially by the stockholder (if the stockholder is not a holder of record, appropriate evidence of the stockholder’s ownership will be required);

(3)	The name, address and contact information for the candidate, and the number of shares of common stock of the Company that are owned by the candidate (if the candidate is not a holder of record, appropriate evidence of the candidate’s share ownership should be provided);

(4)	A statement of the candidate’s business and educational experience;

(5)	Such other information regarding the candidate as would be required to be included in the proxy statement pursuant to Securities and Exchange Commission Regulation 14A;

(6)	A statement detailing any relationship between the candidate and any customer, supplier or competitor of the Company;

(7)	Detailed information about any relationship or understanding between the proposing stockholder and the candidate; and

(8)	A statement that the candidate is willing to be considered and willing to serve as a Director if nominated and elected.

To be timely, the submission of a candidate for Director by a stockholder must be received by the Corporate Secretary at least 180 days prior to the anniversary date of the proxy statement relating to the preceding year’s annual meeting of stockholders.

Process for Identifying and Evaluating Nominees

The process that the Nominating and Corporate Governance Committee follows to identify and evaluate individuals to be nominated for election to the Board of Directors is as follows:

Identification. For purposes of identifying nominees for the Board of Directors, the Nominating and Corporate Governance Committee relies on personal contacts of the committee members and other members of the Board of Directors, as well as its knowledge of members of the communities served by Territorial Savings Bank. The Nominating and Corporate Governance Committee will also consider director candidates recommended by stockholders in accordance with the policy and procedures set forth above. The Nominating and Corporate Governance Committee has not previously used an independent search firm to identify nominees.

Evaluation. In evaluating potential nominees, the Nominating and Corporate Governance Committee determines whether the candidate is eligible and qualified for service on the Board of Directors by evaluating the candidate under certain criteria, which are described below. If such individual fulfills these criteria, the Nominating and Corporate Governance Committee will conduct a check of the individual’s background and interview the candidate to further assess the qualities of the prospective nominee and the contributions he or she would make to the Board of Directors.

Qualifications

The Nominating and Corporate Governance Committee has adopted a set of criteria that it considers when it selects individuals to be nominated for election to the Board of Directors. A candidate must meet the eligibility requirements set forth in the Company’s Bylaws, which include the following:

•

A person is not qualified to serve as director if he or she: (1) is under indictment for, or has ever been convicted of, a criminal offense involving dishonesty or breach of trust and the penalty for such offense could be imprisonment for more than one year, (2) is a person against whom a banking agency has, within the past ten years, issued a cease and desist order for conduct involving dishonesty or breach of trust and that order is final and not subject to appeal, or (3) has been found either by a regulatory agency whose decision is final and not subject to appeal or by a court to have (i) breached a fiduciary duty involving personal profit, or (ii) committed a willful violation of any law, rule or regulation governing banking, securities, commodities or insurance, or any final cease and desist order issued by a banking, securities, commodities or insurance regulatory agency.

•

No person may serve on the Board of Directors and at the same time be a director or officer of another co-operative bank, credit union, savings bank, savings and loan association, trust company, bank holding company or banking association (in each case whether chartered by a state, the federal government or any other jurisdiction) that engages in business activities in the same market area as the Company or any of its subsidiaries.

A candidate also must meet any qualification requirements set forth in any Board or committee governing documents.

Selection Considerations

If the candidate is deemed eligible for election to the Board of Directors, the Committee will consider the following criteria in selecting nominees, as described in more detail in the Committee’s Criteria for Director Nominees:

•	contribution to board;

•	experience;

•	familiarity with and participation in local community;

•	integrity;

•	stockholder interests and dedication; and

•	independence.

The Committee will also consider any other factors it deems relevant to a candidate’s nomination, including the extent to which the candidate helps the Board of Directors reflect the diversity of the Company’s stockholders, employees, customers and communities. The Committee also may consider the current composition and size of the Board of Directors, the balance of management and independent directors, and the need for audit committee expertise.

The Committee may weight the foregoing criteria differently in different situations, depending on the composition of the Board of Directors at the time. The Committee will maintain at least one director who meets the definition of “audit committee financial expert” under Securities and Exchange Commission regulations.

With respect to nominating an existing director for re-election to the Board of Directors, the Nominating and Corporate Governance Committee will consider and review an existing director’s board and committee attendance and performance; length of board service; experience, skills and contributions that the existing director brings to the board; and independence.

Submission of Business Proposals and Stockholder Nominations

The Company must receive proposals that stockholders seek to include in the proxy statement for the Company’s next annual meeting no later than December 20, 2011. If next year’s annual meeting is held on a date more than 30 calendar days from May 23, 2012, a stockholder proposal must be received by a reasonable time before the Company begins to print and mail its proxy solicitation for such annual meeting. Any stockholder proposals will be subject to the requirements of the proxy rules adopted by the Securities and Exchange Commission.

The Company’s Bylaws generally provides that any stockholder desiring to make a proposal for new business at an annual meeting of stockholders or to nominate one or more candidates for election as directors must submit written notice filed with the Secretary of the Company not less than 80 days nor more than 90 days prior to any such annual meeting; provided, however, that if less than 90 days notice or prior public disclosure of the date of the annual meeting is given to stockholders, such written notice shall be delivered or mailed to and received by the Secretary of the Corporation at the principal executive office of the Corporation not later than the tenth day following the day on which notice of the meeting was mailed to stockholders or such public disclosure was made. The 2012 annual meeting of stockholders is expected to be held May 23, 2012. For the 2012 annual meeting of stockholders, the notice would have to be received between February 23, 2012 and March 5, 2012. The stockholder must also provide certain information in the notice, as set forth in the Company’s Bylaws. Failure to comply with these advance notice requirements will preclude such nominations or new business from being considered at the meeting.

Nothing in this proxy statement or our Bylaws shall be deemed to require us to include in our proxy statement and proxy relating to an annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the Securities and Exchange Commission in effect at the time such proposal is received.

Stockholder Communications

The Company encourages stockholder communications to the Board of Directors and/or individual directors. All communications from stockholders should be addressed to: Board of Directors, Territorial Bancorp Inc., P.O. Box 135040, Honolulu, Hawaii 96801. Communications to individual directors should be sent to such director at the Company’s address. The letter should indicate that the author is a stockholder and if shares are not held of record, should include appropriate evidence of stock ownership. Depending on the subject matter, the Corporate Secretary will:

•	forward the communication to the director or directors to whom it is addressed;

•	attempt to handle the inquiry directly (for example where it is a request for information about the Company or a stock-related matter); or

•	not forward the communication if it is primarily commercial in nature, relates to an improper or irrelevant topic, or is unduly hostile, threatening, illegal or otherwise inappropriate.

At each Board meeting, the Corporate Secretary will present a summary of all communications received since the last meeting that were not forwarded and make those communications available to the directors.

Miscellaneous

The Company will pay the cost of this proxy solicitation. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company. Additionally, directors, officers and other employees of the Company may solicit proxies personally or by telephone without receiving additional compensation. The Company has retained Phoenix Advisory Partners, LLC to assist the Company in soliciting proxies, and has agreed to pay Phoenix Advisory Partners, LLC a fee of $8,000 plus reasonable expenses for these services.

The Company’s Annual Report to Stockholders has been included with this proxy statement. Any stockholder who has not received a copy of the Annual Report may obtain a copy by writing to the Corporate Secretary of the Company. The Annual Report is not to be treated as part of the proxy solicitation material or as having been incorporated by reference into this proxy statement.

If you and others who share your address own your shares in “street name,” your broker or other holder of record may be sending only one annual report and proxy statement to your address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if a stockholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, he or she should contact the broker or other holder of record. If you own your shares in “street name” and are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting your broker or other holder of record.

Whether or not you plan to attend the annual meeting, please vote by marking, signing, dating and promptly returning the enclosed proxy card in the enclosed envelope.

Important Notice Regarding the Availability of Proxy Materials

The Company’s Proxy Statement, including the Notice of the Annual Meeting of Stockholders, and the 2010 Annual Report to Stockholders are each available on the Internet at www.cfpproxy.com/6679.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Vernon Hirata
Vernon Hirata
Corporate Secretary

Honolulu, Hawaii

April 18, 2011

REVOCABLE PROXY

TERRITORIAL BANCORP INC.

ANNUAL MEETING OF STOCKHOLDERS

May 24, 2011

8:30 a.m., Local Time

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints the members of the official proxy committee of Territorial Bancorp Inc. (the “Company”), or any of them, with full power of substitution in each, to act as proxy for the undersigned, and to vote all shares of common stock of the Company which the undersigned is entitled to vote only at the Annual Meeting of Stockholders to be held on May 24, 2011 at 8:30 a.m., local time, at 1132 Bishop Street, Suite 611, Honolulu, Hawaii and at any and all adjournments thereof, with all of the powers the undersigned would possess if personally present at such meeting as follows:

1.	The election as directors of all nominees listed (unless the “For All Except” box is marked and the instructions below are complied with).

Howard Y. Ikeda and David S. Murakami

FOR	WITHHOLD	FOR ALL EXCEPT

☐	☐	☐

INSTRUCTION: To withhold your vote for any individual nominee, mark “FOR ALL EXCEPT” and write that nominee’s name on the line provided below.

2.	The ratification of the appointment of KPMG LLP as independent registered public accounting firm of Territorial Bancorp Inc. for the year ending December 31, 2011.

FOR	AGAINST	ABSTAIN

☐	☐	☐

3.	An advisory (non-binding) resolution to approve the Company’s executive compensation as described in the proxy statement.

FOR	AGAINST	ABSTAIN

☐	☐	☐

4.	An advisory (non-binding) proposal with respect to the frequency that stockholders will vote on our executive compensation.

1 YEAR	2 YEARS	3 YEARS	ABSTAIN
☐	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE LISTED PROPOSALS, EXCEPT THE BOARD MAKES NO RECOMMENDATION WITH RESPECT TO THE FREQUENCY OF VOTING ON EXECUTIVE COMPENSATION.

This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy, properly signed and dated, will be voted “FOR” each of proposals 1, 2 and 3. If any other business is presented at the Annual Meeting, including whether or not to adjourn the meeting, this proxy will be voted by the proxies in their judgment. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting. This proxy also confers discretionary authority on the proxy committee of the Board of Directors to vote (1) with respect to the election of any person as director, where the nominees are unable to serve or for good cause will not serve and (2) matters incident to the conduct of the meeting.

Dated:
SIGNATURE OF STOCKHOLDER

SIGNATURE OF CO-HOLDER (IF ANY)

Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder may sign but only one signature is required.

Important Notice Regarding the Availability of Proxy Materials

The Company’s Proxy Statement, including the Notice of the Annual Meeting of Stockholders and the 2010 Annual Report to Stockholders are each available on the internet at www.cfpproxy.com/6679.

PLEASE COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY

IN THE ENCLOSED POSTAGE-PAID ENVELOPE.